The information in this preliminary prospectus supplement is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission and is effective.

This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and they are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-287629

SUBJECT TO COMPLETION, DATED MAY 29, 2025

Preliminary Prospectus Supplement
(To Prospectus dated May 29, 2025)

$75,000,000

Eos Energy Enterprises, Inc.

Common Stock

This is a public offering of common stock of Eos Energy Enterprises, Inc. We are offering all of the shares of common stock to be sold in the offering.

Our common stock is listed on the Nasdaq Capital Market (“Nasdaq”) under the symbol “EOSE”. The last reported sale price of our common stock on May 28, 2025, as reported on Nasdaq, was $5.995 per ordinary share. Assuming an offering price of $5.995 per share, we expect to offer 12,510,425 shares of common stock in this offering (or 14,386,989 if the underwriters exercise in full their option to purchase additional shares as described below).

Concurrently with this offering, we are offering       % convertible senior notes due 2030, which we refer to as the convertible notes, in an aggregate principal amount of $175,000,000, plus up to an additional $26,250,000 aggregate principal amount of convertible notes that the initial purchasers of the concurrent offering have the option to purchase from us (the “Concurrent Offering”). The Concurrent Offering is being made pursuant to a confidential offering memorandum (and not pursuant to this prospectus supplement or the accompanying prospectus) only to persons reasonably believed to be qualified institutional buyers (as defined in Rule 144A under the Securities Act) in transactions that are exempt from the registration and prospectus-delivery requirements of the Securities Act. The completion of this offering is not contingent on the completion of the Concurrent Offering, and the completion of the Concurrent Offering is not contingent on the completion of this offering. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell, or the solicitation of an offer to buy, any of the convertible notes, or the shares of common stock, if any, issuable upon conversion of the convertible notes, we are offering in the Concurrent Offering.

Investing in our common stock involves a high degree of risk. Before making an investment decision, you should carefully consider the risks described under “Risk Factors” beginning on page S-4 of this prospectus supplement, page 2 of the accompanying prospectus, under Item 1A in our Annual Report on Form 10-K for the year ended December 31, 2024 which has been filed with the Securities and Exchange Commission and is incorporated by reference in this prospectus supplement and the accompanying prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price(1)	$	$
Underwriting discounts and commissions(1)(2)	$	$
Proceeds, before offering expenses, to us	$	$

(1)	Assumes no exercise of the underwriters’ option to purchase additional shares as described below.

(2)	See “Underwriting” for additional information regarding total underwriter compensation.

We have granted the underwriters an option to purchase, exercisable within a 30-day period after the date of this prospectus supplement, up to an additional $11,250,000 of shares of our common stock from us, at the public offering price, less the underwriting discounts.

The underwriters expect to deliver the common stock against payment in New York, New York on or about                    , 2025.

Joint Book-Running Managers

Jefferies	J.P. Morgan

               , 2025

ABOUT THIS PROSPECTUS

This document has two parts. The first part consists of this prospectus supplement, which describes the specific terms of this offering and the shares of common stock offered hereby. The second part is the accompanying prospectus, which provides more general information, some of which may not apply to this offering. If the description of this offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

Before purchasing any shares of common stock you should carefully read both this prospectus supplement and the accompanying prospectus, together with the additional information in the documents we have listed under the heading “Where You Can Find More Information.”

We have not, and the underwriters have not, authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus supplement and the accompanying prospectus or in any free writing prospectus prepared by or on behalf of us or to which we or the underwriters have referred you. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not, and the underwriters are not, making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any date other than their respective dates.

This prospectus supplement, the accompanying prospectus, and the information incorporated herein and therein by reference includes trademarks, service marks and trade names owned by us or other companies. All trademarks, service marks and trade names included or incorporated by reference into this prospectus supplement or the accompanying prospectus are the property of their respective owners.

All references in this prospectus supplement and the accompanying prospectus to “Eos,” the “Company,” “we,” “us,” “our,” or similar references refer to Eos Energy Enterprises, Inc., a Delaware corporation, and its subsidiaries taken as a whole, except where the context otherwise requires or as otherwise indicated.

S-i

Prospectus

S-ii

Where You Can Find More Information

The SEC allows us to incorporate by reference information in this document. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this document, except for any information that is superseded by information that is included directly in this document or that we file later with the SEC. Any statement contained in this prospectus supplement, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded to the extent that a statement contained herein, or in any subsequently filed document that also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement.

We are incorporating by reference the filings listed below and any additional documents that we may file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date hereof and prior to the termination of this offering (other than documents or information deemed to have been furnished and not filed in accordance with SEC rules):

●	our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on March 4, 2025;

●	the portions of our Definitive Proxy Statement on Schedule 14A that are incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed on March 27, 2025;

●	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2025 filed with the SEC on May 6, 2025;

●	our Current Reports on Form 8-K filed with the SEC on January 27, 2025, March 5, 2025, March 27, 2025, May 16, 2025 (except for information furnished under Item 7.01) and May 29, 2025; and

●	the description of our securities contained in Exhibit 4.5 to our Annual Report Form 10-K for the fiscal year ended December 31, 2024, including any amendments or reports filed for the purpose of updating such description.

The SEC maintains a website at www.sec.gov, from which you can inspect these documents and other information we have filed electronically with the SEC. You may also request copies of these documents, at no cost to you, from our website (https://www.eose.com), or by writing or telephoning us at the following address:

Eos Energy Enterprises, Inc.
3920 Park Avenue
Edison, New Jersey 08820
Attn: General Counsel
(732) 225-8400

S-iii

Special Note On Forward-Looking Statements

This prospectus supplement, including the documents incorporated by reference in this prospectus supplement and accompanying prospectus, contains forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions, as they relate to us, are intended to identify forward-looking statements. These statements appear in a number of places in this prospectus supplement and the documents incorporated by reference herein and include statements regarding our intent, belief or current expectations. Forward-looking statements are based on our management’s beliefs, as well as assumptions made by and information currently available to, them. Because such statements are based on expectations as to future financial and operating results and are not statements of fact, actual results may differ materially from those projected. Factors which may cause actual results to differ materially from current expectations include, but are not limited to:

●	changes adversely affecting the business in which we are engaged;

●	our ability to forecast trends accurately;

●	our ability to generate cash, service indebtedness and incur additional indebtedness;

●	our ability to raise financing in the future;

●	our customer’s ability to secure project financing;

●	the amount of final tax credits available to our customers or to Eos pursuant to the Inflation Reduction Act;

●	risks associated with the Credit Agreement (as defined below), including risks of default, dilution of outstanding common stock, consequences for failure to meet milestones and contractual lockup of shares;

●	the timing and availability of future funding under the DOE Loan Facility (as defined below);

●	our ability to continue to develop efficient manufacturing processes to scale and to forecast related costs and efficiencies accurately;

●	fluctuations in our revenue and operating results;

●	competition from existing or new competitors;

●	our ability to convert firm order backlog and pipeline to revenue;

●	risks associated with security breaches in our information technology systems;

●	risks related to legal proceedings or claims;

●	risks associated with evolving energy policies in the United States and other countries and the potential costs of regulatory compliance;

●	risks associated with changes to the U.S. trade environment;

●	our ability to maintain the listing of our shares of common stock on NASDAQ;

●	our ability to grow our business and manage growth profitably, maintain relationships with customers and suppliers and retain our management and key employees;

●	risks related to adverse changes in general economic conditions, including inflationary pressures and increased interest rates;

●	risk from supply chain disruptions and other impacts of geopolitical conflict;

●	changes in applicable laws or regulations;

●	other factors detailed under the section entitled “Risk Factors” herein; and

●	other factors disclosed in “Part I, Item 1A. — Risk Factors” of our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed on March 4, 2025, any subsequently filed Quarterly Reports on Form 10-Q and any subsequently filed Current Report on Form 8-K (excluding any information furnished pursuant to Item 2.02 or Item 7.01 on any Current Report on Form 8-K).

Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements and, except as required by law, we assume no obligation and do not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise. See also Part I, Item 1A, “Risk Factors” disclosures contained in our Annual Report on Form 10-K for the year ended December 31, 2024 for additional discussion of the risks and uncertainties that could cause the our actual results to differ materially from those expressed or implied in its forward-looking statements.

S-iv

Summary

This summary description of our business and the offering may not contain all of the information that may be important to you. For a more complete understanding of our business and this offering, we encourage you to read this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein. In particular, you should read the following summary together with the more detailed information and consolidated financial statements and the notes to those statements included elsewhere in or incorporated by reference into this prospectus supplement and the accompanying prospectus.

Overview

We are an American energy company and America’s leading innovator in designing, manufacturing, and providing zinc-based battery energy storage systems (“BESS”), sourced, and manufactured in the United States. We believe our BESS are safe, non-flammable, secure, and sustainable alternatives to lithium-ion batteries, making them ideal for utility-scale, microgrid, and commercial and industrial long-duration applications. We design, develop, manufacture, and market innovative zinc-based energy storage solutions for utility-scale, microgrid, and commercial & industrial (“C&I”) applications. We believe that our batteries have the potential to emerge as a leading alternative to Lithium-ion batteries for such long-duration applications. We have developed a broad range of intellectual property with multiple patents covering unique battery chemistry, mechanical product design, energy block configuration and a software operating system (Battery Management System or “BMS”). The BMS software uses proprietary Eos-developed algorithms and includes ambient and battery temperature sensors, as well as voltage and electric current sensors for the electrical strings and the system. We currently focus on manufacturing and selling turn-key direct current (“DC”) battery energy storage systems. We plan to develop a turn-key alternating current system.

Our primary applications focus on integrating battery storage solutions with: (1) renewable energy systems that are connected to the utility power grid; (2) renewable energy systems that are not connected to the utility power grid; (3) storage systems utilized to relieve congestion; and (4) storage systems to assist C&I customers in reducing their peak energy usage or participating in the utilities ancillary and demand response markets.

We offer an innovative Znyth™ technology BESS designed to provide the operating flexibility to manage increased grid complexity and price volatility resulting from an overall increase in renewable energy generation and a congested grid coming from an increase in electricity demand growth. Our BESS is a validated chemistry with accessible non-precious earth components in a durable design that is intended to deliver results in extreme temperatures and conditions. The system is designed to be safe, flexible, scalable, sustainable and manufactured in the United States using raw materials primarily sourced in the United States. The Company’s Z3™ battery module is the core of its innovative systems. We believe the Z3 battery module is the only U.S. designed and manufactured battery module that today provides utilities, independent power producers, renewables developers and C&I customers with an alternative to lithium-ion and lead-acid monopolar batteries for critical 3- to 12-hour or longer discharge duration applications. We believe the Z3 battery is transforming how utility, industrial and commercial customers store power. In addition to its BESS, we currently offer: (a) a BMS which provides a remote asset monitoring capability and service to track the performance and health of our BESS and to proactively identify future system performance issues through predictive analytics; (b) project management services to ensure the process of implementing our BESS are coordinated in conjunction with the customer’s overall project plans; (c) commissioning services that ensure the customer’s installation of the BESS meets the performance expected by the customer; and (d) long-term maintenance plans to maintain optimal operating performance of our systems. We have a manufacturing facility in Turtle Creek, Pennsylvania to produce DC energy blocks with an integrated BMS. Our primary market is North America.

Corporate Information

We were incorporated in Delaware in June 2019 as a blank check company under the name B. Riley Principal Merger Corp. II. In connection with its business combination on November 16, 2020 (the “Merger”), we changed our name to Eos Energy Enterprises, Inc.

Additional Information

The mailing address of our principal executive office is 3920 Park Avenue, Edison, NJ 08820, and our phone number is (732) 225-8400. Our corporate website address is https://www.eose.com/. Information contained on or accessible through our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only, and are not hyperlinks.

Recent Developments

Concurrent Offering

Concurrently with this offering, we are offering       % convertible senior notes due 2030, which we refer to as the convertible notes, in an aggregate principal amount of $175,000,000, plus up to an additional $26,250,000 aggregate principal amount of convertible notes that the initial purchasers of the Concurrent Offering have the option to purchase from us. The Concurrent Offering is being made pursuant to a confidential offering memorandum (and not pursuant to this prospectus supplement or the accompanying prospectus) only to persons reasonably believed to be qualified institutional buyers (as defined in Rule 144A under the Securities Act) in transactions that are exempt from the registration and prospectus-delivery requirements of the Securities Act. The completion of this offering is not contingent on the completion of the Concurrent Offering, and the completion of the Concurrent Offering is not contingent on the completion of this offering. Accordingly, you should not assume that the Concurrent Offering will be consummated on the terms described in this prospectus supplement, if at all. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell, or the solicitation of an offer to buy, any of the convertible notes, or the shares of common stock, if any, issuable upon conversion of the convertible notes, we are offering in the Concurrent Offering. See “The Concurrent Offering.”

The Offering

This summary highlights certain terms of the offering but does not contain all information that may be important to you. We encourage you to read this prospectus supplement and the accompanying prospectus in their entirety before making an investment decision.

Issuer	Eos Energy Enterprises, Inc.

Common Stock Offered	$75,000,000 shares of our common stock (or $86,250,000 if the underwriters exercise in full their option to purchase additional shares). We would issue 12,510,425 shares of common stock (or 14,386,989 shares of common stock if the underwriters exercise in full their option to purchase additional shares), based on the assumed public offering price of $5.995 per ordinary share, which was the last reported sale price of shares of our common stock on May 28, 2025.

Common Stock To Be Outstanding After This Offering	shares of common stock (or shares of common stock if the underwriters exercise in full their option to purchase additional shares of common stock).

Use of Proceeds	We estimate that the net proceeds from this offering will be approximately $ (or approximately $ if the underwriters exercise in full their option to purchase additional shares), after deducting underwriting discounts and commissions and our estimated offering expenses. We intend to use the net proceeds from this offering, together with the net proceeds from the Concurrent Offering described below, if it is consummated, (i) to repurchase approximately $ million aggregate principal amount of our 2026 Convertible PIK Toggle Notes in a privately negotiated transaction concurrently with the pricing of this offering for approximately $ million; (ii) to prepay $ million due under our Credit Agreement; and (iii) for general corporate purposes. See “Use of Proceeds.”

Our 2026 Convertible PIK Toggle Notes mature on June 30, 2026 and bears interest bear interest at a rate of 5% per year if interest is paid in cash, or 6% per year if interest is paid in-kind. Our Credit Agreement matures on June 15, 2034 and currently bears interest at a rate of 15.0% per annum.

Nasdaq Symbol	Our common stock is listed on Nasdaq under the symbol “EOSE.”

Concurrent Offering	Concurrently with this offering, we are offering % convertible senior notes due 2030, which we refer to as the convertible notes, in an aggregate principal amount of $175,000,000, plus up to an additional $26,250,000 aggregate principal amount of convertible notes that the initial purchasers of the Concurrent Offering have the option to purchase from us.

The Concurrent Offering is being made pursuant to a confidential offering memorandum (and not pursuant to this prospectus supplement or the accompanying prospectus) only to persons reasonably believed to be qualified institutional buyers (as defined in Rule 144A under the Securities Act) in transactions that are exempt from the registration and prospectus-delivery requirements of the Securities Act. The completion of this offering is not contingent on the completion of the Concurrent Offering, and the completion of the Concurrent Offering is not contingent on the completion of this offering. Accordingly, you should not assume that the Concurrent Offering will be consummated on the terms described in this prospectus supplement, if at all. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell, or the solicitation of an offer to buy, any of the convertible notes, or the shares of common stock, if any, issuable upon conversion of the convertible notes, we are offering in the Concurrent Offering. See “The Concurrent Offering.”

Risk Factors	Investing in the common stock involves substantial risk. Please read “Risk Factors” in this prospectus supplement, and in our annual report on Form 10-K for the year ended December 31, 2024 incorporated by reference in this prospectus supplement and the accompanying prospectus, for a discussion of certain factors you should consider in evaluating an investment in the common stock.

The number of shares of our common stock to be outstanding after this offering is based on 227,049,683 shares of common stock outstanding as of March 31, 2025, and excludes:

●

6,142,293 shares of common stock issuable, as of March 31, 2025, upon conversion of the convertible notes issued in July 2021 pursuant to the investment agreement with Spring Creek Capital, LLC relating to the issuance and sale to the purchaser of $100,000,000 in aggregate principal amount of the Company’s 5%/6% Convertible Senior PIK Toggle Notes due 2026 (the “2026 Convertible PIK Toggle Notes”), which were assigned to Wood River Capital, LLC on May 1, 2022;

●	13,385,305 shares of common stock issuable, as of March 31, 2025, upon conversion of the convertible notes issued pursuant to the investment agreement with Great American Insurance Company, Ardsley Partners Renewable Energy, LP, CCI SPV III, LP, Denman Street LLC, John B. Berding Irrevocable Children’s Trust, John B. Berding, and AE Convert, LLC relating to the issuance and sale to the purchasers of $13,750,000 in aggregate principal amount of the Company’s 26.5% Convertible Senior PIK Notes due 2026 (the “AFG Convertible Notes”);

●	31,940,063 shares of common stock issuable, as of March 31, 2025, upon the conversion of 31.940063 shares of Series B-1 Preferred Stock;

●	28,806,463 shares of common stock issuable, as of March 31, 2025, upon the conversion of 28.806463 shares of Series B-2 Preferred Stock;

●	38,259,864 shares of common stock issuable, as of March 31, 2025, upon the conversion of 38.259864 shares of Series B-3 Preferred Stock;

●	16,150,528 shares of common stock issuable, as of March 31, 2025, upon the conversion of 16.150528 shares of Series B-4 Preferred Stock;

●	16,000,000 shares of common stock issuable, as of March 31, 2025, upon the exercise of unregistered common warrants issued in a private placement pursuant to that certain securities purchase agreement dated as of April 12, 2023 with certain investors named on the signature pages thereto, which warrants have an exercise price of 3.14 per share;

●	3,601,980 shares of common stock issuable, as of March 31, 2025, upon the exercise of unregistered common warrants issued in a private placement pursuant to that certain securities purchase agreement dated May 15, 2023 with certain investors named on the signature pages thereto, which warrants have an exercise price of $2.50 per share;

●	25,406,890 shares of common stock issuable, as of March 31, 2025, upon the exercise of common warrants issued in a public offering dated December 19, 2023, which warrants have an exercise price of $1.60 per share;

●	7,326,654 shares of common stock issuable upon the exercise of our public warrants and certain private warrants outstanding as of March 31, 2025, which warrants have an exercise price of $11.50 per share;

●	3,760,229 shares of common stock issuable upon the exercise of stock options outstanding as of March 31, 2025;

●	13,596,714 shares of common stock issuable upon the vesting of restricted stock units outstanding as of as of March 31, 2025;

●	8,306,448 shares of common stock issuable upon the vesting of performance-based restricted stock units outstanding as of as of March 31, 2025;

●	4,526,815 shares of common stock available for future issuance under our equity incentive plans as of March 31, 2025; and

●	the shares of common stock to be reserved for issuance upon conversion of the convertible senior notes being offered by us in connection with our Concurrent Offering.

Unless otherwise indicated, all information in this prospectus supplement assumes (i) no exercise of the underwriters’ option to purchase additional shares in this offering and (ii) no exercise by the initial purchasers in our Concurrent Offering of their option to purchase up to $26,250,000 of additional convertible notes from us.

Risk Factors

An investment in our securities involves a high degree of risk. Before deciding whether to invest in our securities, you should consider carefully the risks described below, together with the other information in this prospectus supplement, the accompanying prospectus, the information and documents incorporated herein and therein by reference, and in any free writing prospectus that we have authorized for use in connection with this offering. You should also consider the risks, uncertainties and assumptions discussed under the heading “Risk Factors” included in our most recent Annual Report on Form 10-K, which is on file with the Securities and Exchange Commission, and is incorporated herein by reference. If any of these risks actually occurs, our business, financial condition, results of operations or cash flow could be seriously harmed. This could cause the trading price of our common stock to decline, resulting in a loss of all or part of your investment. The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties not presently known to us, or that we currently see as immaterial, may also harm our business. Please also read carefully the section above titled “Special Note Regarding Forward-Looking Statements.”

Risks Related to this Offering

You may experience immediate and substantial dilution.

The effective public offering price per share of common stock in this offering may exceed the net tangible book value per share of our common stock outstanding prior to this offering, in which case you may incur an immediate and substantial dilution in the net tangible book value of the shares of common stock you purchase in this offering. After giving effect to the sale by us of           shares of our common stock, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us, you will experience immediate dilution of $         per share, representing the difference between the effective public offering price per share and our as further adjusted net tangible book value per share as of March 31, 2025 after giving effect to the further adjustment and this offering. The exercise of warrants, conversion of convertible securities, exercise of outstanding stock options and vesting of other stock awards may result in further dilution of your investment.

Under the terms of the Credit Agreement, the SPA and the securities issued thereunder, stockholders may be subject to significant dilution, and the voting power of the outstanding common stock could be significantly diluted.

As of May 29, 2025, we had 227,591,165 shares of common stock issued and outstanding and an aggregate of 253,238,633 shares of common stock issuable upon the conversion or exercise of outstanding convertible securities (as calculated under the Credit Agreement and the SPA (as defined below)), including 158,433,112 shares of common stock underlying the Warrant and Preferred Stock (each as defined below) issued to CCM Denali Equity Holdings, LP (“Cerberus Denali Equity”) under the Credit Agreement and the securities purchase agreement, dated June 21, 2024, by and between the Company and CCM Denali Equity (the “SPA,” and the securities issued thereunder, the “Cerberus Securities”).

Pursuant to the Credit Agreement, as amended, if we fail to achieve the remaining component of the last milestone as of the final milestone measurement date, Cerberus would be entitled to receive additional shares of Series B Preferred Stock (as defined below) or Warrants aggregating to up to 1% of the fully diluted outstanding shares of our common stock as of July 31, 2025, the measurement date for the final milestone, including in respect of the securities issuable in this offering and the Concurrent Offering. Assuming the number of outstanding shares of our common stock on a fully diluted basis does not change after May 29, 2025, if we fail to achieve the entire remaining component of the last milestone, CCM Denali Equity would be entitled to receive additional Preferred Stock and Warrants with respect to an aggregate of 4,805,845 shares of common stock, which amount would be subject to increase in respect of the fully diluted shares issued or deemed issued in this offering and the Concurrent Offering. Such shares of Preferred Stock and Warrants would be directly or indirectly convertible into or exercisable for shares of our common stock, subject only to a beneficial ownership cap of 49.9% of the issued and outstanding shares of our common stock. While the holders of the Series B Preferred Stock have waived their pre-emptive rights in connection with this offering and the Concurrent Offering, the Series B Certificates of Designation (as defined below) contain preemptive rights that permit the holders of Series B Preferred Stock to participate in certain of our future equity offerings.

We currently have outstanding 16.150528 shares of Series B-4 Preferred Stock that are convertible into an aggregate of 16,150,528 shares of common stock. These shares are entitled to anti-dilution protection to the extent we issue shares of common stock or securities exercisable for, convertible into or exchangeable for shares of common stock at a price that is less than its then current conversion price into shares of common stock, which is currently $5.99 per share of common stock. By way of example, assuming we were to issue or be deemed to issue an aggregate of 36,363,636 shares of common stock in this offering and the Concurrent Offering at a price of $5.50 per share of common stock, the Series B-4 Preferred Stock would become convertible into an additional 184,083 shares of common stock, for an aggregate of 16,334,611 shares of common stock, and the conversion price of the Series B-4 Preferred Stock would decrease to approximately $5.92 per share of common stock.

In addition, if we were to trigger anti-dilution protection under the Cerberus Securities by issuing additional shares of common stock or securities convertible or exercisable into common stock or, including if securities issued in this offering or the Concurrent Offering are sold at a price below $5.99 per share of common stock, the Cerberus Securities would become convertible or exercisable into additional shares of common stock. The issuance, pursuant to the terms of the Cerberus Securities, of common stock will dilute the percentage ownership interest of all stockholders, could dilute the book value per share of the common stock and will increase the number of our outstanding shares, and upon conversion or exercise would dilute the voting power of the common stock, which could cause the market price of our common stock to decrease. Depressed trading prices of our common stock could further impair our ability to raise sufficient capital to carry on our business.

Our management may spend the proceeds of this offering in ways with which you may disagree or that may not be profitable.

Although we have described in this offering memorandum, under the caption “Use of Proceeds,” how we currently intend to use the proceeds to us from this offering and, if it is consummated, the Concurrent Offering, our management will have broad discretion to apply the net proceeds, and investors will rely on our management’s judgment in spending the net proceeds. Our management may use the proceeds in ways that do not earn a profit or otherwise result in the creation of stockholder value. In addition, pending our use of the proceeds, we may invest the proceeds in instruments that do not produce significant income or that may lose value.

There can be no assurance that this offering will be consummated.

We have entered into an amendment to the Credit Agreement and a consent to the DOE Loan Facility in order to, among other things, permit the offering and issuance of our common stock pursuant to this prospectus supplement and the Concurrent Offering. The effectiveness of such amendment and waiver is subject to certain conditions, some of which are outside of our control. As such, we cannot assure you that this offering will be consummated on the terms set forth in this prospectus supplement, if at all.

Risks Related to Our Common Stock

Reports published by securities or industry analysts, including projections in those reports that exceed our actual results, could adversely affect our share price and trading volume.

Securities research analysts publish their own annual and/or quarterly projections regarding our operating results. These projections may vary widely from one another and may not accurately predict the results we actually achieve. Our share price may decline if we fail to meet securities research analysts’ projections. Similarly, if one or more of the analysts who covers us downgrades our shares or publishes inaccurate or unfavorable research about our business, our share price could decline. If one or more of these analysts ceases coverage of us or fails to publish reports on us regularly, our share price or trading volume could decline. There can be no assurance we will be covered by security research analysts. However, if we are covered by securities research analysts, if securities or industry analysts cease coverage of us at any time, the trading price of our shares and the trading volume could decline.

Provisions in our Charter and Delaware law may have the effect of discouraging lawsuits against our directors and officers.

Our Third Amended and Restated Certificate of Incorporation (the “Charter”) requires, unless we consent in writing to the selection of an alternative forum, that (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee to us or our stockholders, (iii) any action asserting a claim against us, our directors, officers or employees arising pursuant to any provision of the General Corporation Law of the State of Delaware or our Charter or our bylaws, or (iv) any action asserting a claim against us or our directors, officers or employees governed by the internal affairs doctrine may be brought only in the Court of Chancery in the State of Delaware, except any claim (A) as to which the Court of Chancery of the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within 10 days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, (C) for which the Court of Chancery does not have subject matter jurisdiction, or (D) any action arising under the Securities Act, as to which the Court of Chancery and the federal district court for the District of Delaware shall have concurrent jurisdiction. If an action is brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel. Although we believe that this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, a court may determine that this provision is unenforceable, and to the extent it is enforceable, the provision may have the effect of discouraging lawsuits against our directors and officers, although our stockholders will not be deemed to have waived our compliance with federal securities laws and the rules and regulations thereunder.

Notwithstanding the foregoing, our Charter provides that the exclusive forum provision will not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. Although we believe that this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers.

Provisions in our Charter may inhibit a takeover of us, which could limit the price investors might be willing to pay in the future for our common stock and could entrench management.

Our Charter contains provisions that may hinder unsolicited takeover proposals that stockholders may consider to be in their best interests. We are also subject to anti-takeover provisions under Delaware law, which could delay or prevent a change of control. Together these provisions may make more difficult the removal of management and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for our securities. These provisions include:

●	no cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;

●	a classified board of directors with three-year staggered terms, which could delay the ability of stockholders to change the membership of a majority of our board of directors (“Board”);

●	the right of our Board to elect a director to fill a vacancy created by the expansion of our Board or the resignation, death or removal of a director in certain circumstances, which prevents stockholders from being able to fill vacancies on our Board;

●	a prohibition on stockholder action by written consent, which forces stockholder action to be taken at an annual or special meeting of our stockholders;

●	advance notice procedures that stockholders must comply with in order to nominate candidates to our Board or to propose matters to be acted upon at a meeting of stockholders, which may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of the Company; and

●	the requirement that a meeting of stockholders may only be called by members of our Board or the stockholders holding a majority of our shares, which may delay the ability of our stockholders to force consideration of a proposal or to take action, including the removal of directors.

Our stock price may be volatile and may decline regardless of our operating performance.

Fluctuations in the price of our securities could contribute to the loss of part or all of your investment. The trading price of our securities could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond our control. Any of the factors listed below could have a material adverse effect on your investment in our securities and our securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of our securities may not recover and may experience a further decline.

Factors affecting the trading price of our securities may include:

●	actual or anticipated fluctuations in our quarterly financial results or the quarterly financial results of companies perceived to be similar to us;

●	changes in the market’s expectations about our operating results;

●	success of competitors;

●	our operating results failing to meet the expectation of securities analysts or investors in a particular period;

●	changes in financial estimates and recommendations by securities analysts concerning us or the industries in which we operate in general;

●	operating and stock price performance of other companies that investors deem comparable to us

●	our ability to market new and enhanced products on a timely basis;

●	changes in laws and regulations affecting our business;

●	commencement of, or involvement in, litigation involving us;

●	changes in our capital structure, such as future issuances of securities or the incurrence of additional debt;

●	the volume of shares of our common stock available for public sale;

●	any major change in our board of directors or management;

●	sales of substantial amounts of our common stock by our directors, executive officers or significant stockholders or the perception that such sales could occur; and

●	general economic and political conditions such as recessions, interest rates, fuel prices, international currency fluctuations and acts of war or terrorism.

Broad market and industry factors may materially harm the market price of our securities irrespective of our operating performance. The stock market in general, and Nasdaq, have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of our securities, may not be predictable. A loss of investor confidence in the market for the stocks of other companies that investors perceive to be similar to us could depress our stock price regardless of our business, prospects, financial conditions or results of operations. A decline in the market price of our securities also could adversely affect our ability to issue additional securities and our ability to obtain additional financing in the future.

The availability of shares of common stock for sale in the future could reduce the market price of our common stock.

In the future, we may issue additional securities to raise capital. We may also issue securities convertible into our shares of common stock. To the extent that any shares of common stock are issued upon exercise any of our outstanding warrants or upon conversion of any convertible notes or preferred stock, there will also be an increase in the number of shares of common stock eligible for resale in the public market. Any of these events may dilute your ownership interest in us and have an adverse impact on the price of our shares of common stock. In addition, sales of a substantial amount of our shares of common stock in the public market, or the perception that these sales may occur, could reduce the market price of our shares of common stock. This could also impair our ability to raise additional capital through the sale of our securities.

There can be no assurance that our common stock will be able to comply with the continued listing standards of Nasdaq.

The shares of our common stock and warrants are listed on Nasdaq. We must satisfy Nasdaq’s continued listing requirements, including, among other things, a minimum bid price for our common stock of $1.00 per share, or risk delisting, which would have a material adverse effect on our business. If Nasdaq delists the common stock from trading on its exchange for failure to meet the listing standards, we and our stockholders could face significant material adverse consequences, including:

●	a limited availability of market quotations for our securities;

●	a determination that our common stock is a “penny stock,” which will require brokers trading in our common stock to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for our common stock;

●	a limited amount of analyst coverage; and

●	a decreased ability to issue additional securities or obtain additional financing in the future.

We do not intend to pay dividends on our common stock in the foreseeable future and, consequently, your ability to achieve a return on your investment will depend on appreciation in the price of our common stock.

We have never declared or paid cash dividends on our common stock. We currently do not anticipate paying any cash dividends in the foreseeable future. Any future determination to declare cash dividends will be made at the discretion of our board of directors, subject to applicable laws, and will depend on our financial condition, results of operations, capital requirements, general business conditions and other factors that our board of directors may deem relevant.

We are a “smaller reporting company” and, because we have opted to use the reduced reporting requirements available to us, certain investors may find investing in our securities less attractive.

As a smaller reporting company, we are permitted to comply with scaled-back disclosure obligations in our filings with the Securities and Exchange Commission compared to other issuers, including with respect to disclosure obligations regarding executive compensation in our periodic reports and proxy statements. We have elected to adopt the accommodations available to smaller reporting companies. Until we cease to be a smaller reporting company, the scaled-back disclosure in our SEC filings will result in less information about our company being available than for other public companies. If investors consider our common stock less attractive as a result of our election to use the scaled-back disclosure permitted for smaller reporting companies, there may be a less active trading market for our common stock and our share price may be more volatile.

We are also a non-accelerated filer under the Securities Exchange Act of 1934, as amended, and we are not required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act of 2002. Therefore, our internal controls over financial reporting will not receive the level of review provided by the process relating to the auditor attestation included in annual reports of issuers that are subject to the auditor attestation requirements. In addition, we cannot predict if investors will find our common stock less attractive because we are not required to comply with the auditor attestation requirements. We cannot predict if investors will find our securities less attractive because we rely on these available exemptions. If some investors find our securities less attractive as a result, there may be a less active trading market for our securities and the market price of our securities may be more volatile.

We have a history of losses that casts substantial doubt as to our ability to continue as a going concern. We must deliver on our potential for significant business growth and improved manufacturing processes to achieve sustained, long-term profitability and long-term commercial success.

We have had net losses and negative operating cash flows each fiscal quarter since inception of our business. For the three months ended March 31, 2025 and 2024, we had $15.1 million in net income and $46.7 million in net losses, respectively. We expect to continue to incur losses and experience negative operating cash flows for the foreseeable future, as we anticipate continued investment in the development and launch of product with outside capital at the expense of short-term profitability. For the three months ended March 31, 2025, the Company concluded that there was substantial doubt about its ability to continue to operate as a going concern for the 12 months following the issuance of these Consolidated Financial Statements.

Although our available capital has increased substantially since our Merger through the issuance of convertible notes and other financing, we continue to have limited resources relative to certain of our competitors, especially certain Li-ion manufacturers that have a longer history, are part of large multinational corporations and are already operating at a profit. To achieve profitability as well as long-term commercial success, we must continue to execute our plan to expand our business, which will require us to deliver on our existing global sales pipeline in a timely manner, increase our production capacity, improve our cost profile, grow demand for our products, and seize new market opportunities by leveraging our proprietary technology and its manufacturing processes for novel solutions. Failure to do one or more of these things could prevent us from achieving sustained, long-term commercial success.

As a growth company in the early commercialization stage of its lifecycle, Eos is subject to inherent risks and uncertainties associated with the development of an enterprise. Our revenues may not grow as expected for a number of reasons, many of which are outside of our control, including a decline in global demand for battery storage products, increased competition, or our failure to continue to capitalize on growth opportunities. In addition, although we have achieved sales of our products to potential customers, it is not clear to what extent, if any, the products will be profitable and when. The costs of goods associated with production of our battery storage system are significant. While we are working to optimize our supply chain, improve the speed and efficiency of our manufacturing processes, and lower the cost of other input costs such as raw material and conversion costs, there can be no assurance that we will be successful in these efforts. If we are not able to sustain revenue growth, reduce cost and continue to raise the capital necessary to support operations, our failure to achieve or maintain profitability could negatively impact the value of our common stock. Even if we do achieve profitability when expected, we may be unable to sustain or increase our profitability in the future.

In order to execute our development strategy, we have historically relied on outside capital through the issuance of equity, debt, and borrowings under financing arrangements (collectively “outside capital”) to fund our cost structure and expect to continue to rely on outside capital for the foreseeable future. While we believe we will eventually reach a scale of profitability to sustain our operations, there can be no assurance we will be able to achieve such profitability or do so in a manner that does not require our continued reliance on outside capital. Moreover, while we have historically been successful in raising outside capital, there can be no assurance we will be able to continue to obtain outside capital in the future or do so on terms that are acceptable to us.

Risks Related to the Concurrent Offering

The issuance of shares of our common stock upon conversion of the convertible notes will dilute the ownership interests of our stockholders and could depress the trading price of our common stock.

Upon conversion of the convertible notes being offered in the Concurrent Offering, we will satisfy part or all of our conversion obligation in shares of our common stock, unless we elect to settle conversions solely in cash. The issuance of shares of our common stock upon conversion of the convertible notes will dilute the ownership interests of our stockholders, which could depress the trading price of our common stock. In addition, the market’s expectation that conversions may occur could depress the trading price of our common stock even in the absence of actual conversions. Moreover, the expectation of conversions could encourage the short selling of our common stock, which could place further downward pressure on the trading price of our common stock.

Hedging activity by investors in the convertible notes could depress the trading price of our common stock.

We expect that many investors in the convertible notes being offered in the Concurrent Offering, including potential purchasers of the convertible notes following the Concurrent Offering, will seek to employ a convertible note arbitrage strategy. Under this strategy, investors typically short sell a certain number of shares of our common stock and adjust their short position over time while they continue to hold the convertible notes. Investors may also implement this type of strategy by entering into swaps on our common stock in lieu of, or in addition to, short selling shares of our common stock. This market activity, or the market’s perception that it will occur, could depress the trading price of our common stock.

Provisions in the indenture governing the convertible notes could delay or prevent an otherwise beneficial takeover of us.

Certain provisions in the convertible notes and the indenture governing the convertible notes could make a third party attempt to acquire us more difficult or expensive. For example, if a takeover constitutes a “fundamental change” (which will be defined in the indenture to include certain change-of-control events and the delisting of our common stock), then noteholders will have the right to require us to repurchase their convertible notes for cash. In addition, if a takeover constitutes a “make-whole fundamental change” (which will be defined in the indenture to include, among other events, fundamental changes and certain additional business combination transactions), then we may be required to temporarily increase the conversion rate for the convertible notes. In either case, and in other cases, our obligations under the convertible notes and the indenture could increase the cost of acquiring us or otherwise discourage a third party from acquiring us or removing incumbent management, including in a transaction that holders of our common stock may view as favorable.

This offering is not contingent on the consummation of the Concurrent Offering.

The consummation of this offering and the consummation of the Concurrent Offering are not contingent upon one another. We cannot assure you that the Concurrent Offering will be consummated on the anticipated time frame, or at all. Accordingly, if you decide to purchase shares of common stock in this offering, you should be willing to do so whether or not we complete the Concurrent Offering.

We may be unable to raise the funds necessary to repurchase the convertible notes for cash following a fundamental change, or to pay any cash amounts due upon maturity or conversion, and our other indebtedness may limit our ability to repurchase the convertible notes or pay cash upon their maturity or conversion.

Noteholders may, subject to a limited exception, require us to repurchase their convertible notes following a “fundamental change” (which will be defined in the indenture governing the convertible notes to include certain change-of-control events and the delisting of our common stock) at a cash repurchase price generally equal to the principal amount of the convertible notes to be repurchased, plus accrued and unpaid interest, if any. Upon maturity of the convertible notes, we must pay their principal amount and accrued and unpaid interest in cash, unless they have been previously repurchased, redeemed or converted. In addition, upon conversion, we will satisfy part or all of our conversion obligation in cash unless we elect to settle conversions solely in shares of our common stock. We may not have enough available cash or be able to obtain financing at the time we are required to repurchase the convertible notes or pay any cash amounts due upon maturity or conversion. In addition, applicable law, regulatory authorities and the agreements governing our other indebtedness may restrict our ability to repurchase the convertible notes or pay any cash amounts due upon maturity or conversion. Our Credit Agreement, dated June 21, 2024, by and between us and CCM Denali Debt Holdings, LP (the “Credit Agreement”) and our Loan Guarantee Agreement, dated November 26, 2024, by and between us and the U.S. Department of Energy (the “DOE Loan Facility”) contain, and any future indebtedness that we may incur may contain, financial and other restrictive covenants that limit our ability to make certain payments under the convertible notes and our other indebtedness. The Credit Agreement prohibits us from redeeming or repurchasing the convertible notes (including upon a fundamental change) and from paying any cash upon conversion of the notes (other than cash in lieu of fractional shares) without consent. Our failure to repurchase convertible notes or pay any cash amounts due upon maturity or conversion when required will constitute a default under the indenture governing the convertible notes. A default under the indenture or the fundamental change itself could also lead to a default under agreements governing our other indebtedness (and would lead to a default under the Credit Agreement), which may result in that other indebtedness becoming immediately payable in full. We may not have sufficient funds to satisfy all amounts due under the other indebtedness and the convertible notes.

The indenture governing the convertible notes will not restrict us from incurring additional indebtedness, and the incurrence of the convertible notes and any additional indebtedness could limit the cash flow available for our operations, expose us to risks that could adversely affect our business, financial condition and results of operations.

As of March 31, 2025, we had approximately $443.8 million of consolidated indebtedness for borrowed money. We will incur $175.0 million (or, if the initial purchasers of the Concurrent Offering fully exercise their option to purchase additional convertible notes, $201.3 million) principal amount of additional indebtedness as a result of the Concurrent Offering. The indenture for the convertible notes will not contain any meaningful restrictive covenants and will not prohibit us or our subsidiaries from incurring additional indebtedness in the future. Accordingly, we may incur a significant amount of additional indebtedness following the Concurrent Offering, if it is completed. The incurrence of indebtedness could have significant negative consequences for our stockholders and our business, results of operations and financial condition by, among other things:

●	increasing our vulnerability to adverse economic and industry conditions;

●	limiting our ability to obtain additional financing;

●	requiring the dedication of a substantial portion of our cash flow from operations to service our indebtedness, which will reduce the amount of cash available for other purposes;

●	limiting our flexibility to plan for, or react to, changes in our business;

●	diluting the interests of our existing stockholders as a result of issuing shares of our common stock upon conversion of the convertible notes; and

●	placing us at a possible competitive disadvantage with competitors that are less leveraged than us or have better access to capital.

Our business may not generate sufficient funds, and we may otherwise be unable to maintain sufficient cash reserves, to pay amounts due under our indebtedness, and our cash needs may increase in the future. In addition, the Credit Agreement and the DOE Loan Facility contain, and any future indebtedness that we may incur may contain, financial and other restrictive covenants that limit our ability to operate our business, raise capital or make payments under the convertible notes and our other indebtedness. For example, the Credit Agreement prohibits us from making any cash interest payments on the convertible notes if there is a default or event of default under the Credit Agreement. If we fail to comply with these covenants or to make payments under our indebtedness when due, then we would be in default under that indebtedness, which could, in turn, result in that and our other indebtedness becoming immediately payable in full.

The accounting method for the convertible notes could adversely affect our reported financial condition and results.

The accounting method for reflecting the convertible notes on our balance sheet, accruing interest expense for the convertible notes and reflecting the underlying shares of our common stock in our reported diluted earnings per share may adversely affect our reported earnings and financial condition.

In accordance with applicable accounting standards, we expect that the convertible notes we are offering pursuant to the Concurrent Offering will be reflected as a liability on our balance sheets, with the initial carrying amount equal to the principal amount of the convertible notes, net of issuance costs. The issuance costs will be treated as a debt discount for accounting purposes, which will be amortized into interest expense over the term of the convertible notes. As a result of this amortization, the interest expense that we expect to recognize for the convertible notes for accounting purposes will be greater than the cash interest payments we will pay on the convertible notes, which will result in lower reported income.

In addition, we expect that the shares underlying the convertible notes will be reflected in our diluted earnings per share using the “if converted” method. Under that method, diluted earnings per share would generally be calculated assuming that all the convertible notes were converted solely into shares of common stock at the beginning of the reporting period, unless the result would be anti-dilutive. The application of the if-converted method may reduce our reported diluted earnings per share, and accounting standards may change in the future in a manner that may adversely affect our diluted earnings per share.

Furthermore, if any of the conditions to the convertibility of the convertible notes is satisfied, then we may be required under applicable accounting standards to reclassify the liability carrying value of the convertible notes as a current, rather than a long-term, liability. This reclassification could be required even if no convertible noteholders convert their convertible notes and could materially reduce our reported working capital.

We have not reached a final determination regarding the accounting treatment for the convertible notes, and the description above is preliminary. Accordingly, we may account for the convertible notes in a manner that is significantly different than described above.

Use of Proceeds

We estimate that the net proceeds from this offering will be approximately $        , after deducting underwriting discounts and commissions and our estimated offering expenses. If the underwriters’ option to purchase additional shares is exercised in full, we estimate that the net proceeds from this offering will be approximately $        , after deducting underwriting discounts and commissions and our estimated offering expenses. We intend to use the net proceeds from this offering, together with the net proceeds from the Concurrent Offering described below, if it is consummated, (i) to repurchase approximately $       million aggregate principal amount of our 2026 Convertible PIK Toggle Notes in a privately negotiated transaction concurrently with the pricing of this offering for approximately $ million; (ii) to prepay $       million due under our Credit Agreement; and (iii) for general corporate purposes.

Our 2026 Convertible PIK Toggle Notes mature on June 30, 2026 and bears interest bear interest at a rate of 5% per year if interest is paid in cash, or 6% per year if interest is paid in-kind. Our Credit Agreement matures on June 15, 2034 and currently bears interest at a rate of 15.0% per annum.

Pending any ultimate use of any portion of the proceeds from this offering, we intend to invest the proceeds in a variety of capital preservation investments, including short-term, interest-bearing instruments such as U.S. government securities and municipal bonds.

Dividend Policy

We have never declared or paid cash dividends on our common stock. We currently do not anticipate paying any cash dividends in the foreseeable future. Any future determination to declare cash dividends will be made at the discretion of our board of directors, subject to applicable laws, and will depend on our financial condition, results of operations, and capital requirements, general business conditions and other factors that our board of directors may deem relevant.

The Concurrent Offering

Concurrently with this offering, we are offering       % convertible senior notes due 2030, which we refer to as the convertible notes, in an aggregate principal amount of $175,000,000. We have granted the initial purchasers of the Concurrent Offering an option to purchase, for settlement within a period of 13 days from, and including, the date the convertible notes are first issued, up to an additional $26,250,000 principal amount of convertible notes. We estimate that the net proceeds to us from the Concurrent Offering, if it is consummated, will be approximately $       million (or approximately $       million if the initial purchasers of the Concurrent Offering fully exercise their option to purchase additional convertible notes), after deducting the initial purchasers’ discounts and commissions and our estimated offering expenses.

The Concurrent Offering is being made pursuant to a confidential offering memorandum (and not pursuant to this prospectus supplement or the accompanying prospectus) only to persons reasonably believed to be qualified institutional buyers (as defined in Rule 144A under the Securities Act) in transactions that are exempt from the registration and prospectus-delivery requirements of the Securities Act. The completion of this offering is not contingent on the completion of the Concurrent Offering, and the completion of the Concurrent Offering is not contingent on the completion of this offering. Accordingly, you should not assume that the Concurrent Offering will be consummated on the terms described in this prospectus supplement, if at all, or that we will receive any additional proceeds from the Concurrent Offering. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell, or the solicitation of an offer to buy, any of the convertible notes, or the shares of common stock, if any, issuable upon conversion of the convertible notes, we are offering in the Concurrent Offering.

The convertible notes will be our senior, unsecured obligations and will accrue interest at a rate of       % per annum, payable semi-annually in arrears on June 15 and December 15 of each year, beginning on December 15, 2025. The convertible notes will mature on June 15, 2030, unless earlier repurchased, redeemed or converted. Before March 15, 2030, noteholders will have the right to convert their convertible notes only upon the occurrence of certain events. From and after March 15, 2030, noteholders may convert their convertible notes at any time at their election until the close of business on the second scheduled trading day immediately before the maturity date. We will settle conversions by paying or delivering, as applicable, cash, shares of our common stock or a combination of cash and shares of our common stock, at our election. The initial conversion rate is       shares of common stock per $1,000 principal amount of convertible notes, which represents an initial conversion price of approximately $       per share of common stock. The conversion rate and conversion price will be subject to adjustment upon the occurrence of certain events. If a “make-whole fundamental change” (which will be defined in the indenture governing the convertible notes to include certain business combination transactions involving us, the delisting of our common stock and the calling of the convertible notes for redemption) occurs, then we will in certain circumstances increase the conversion rate for a specified period of time. In the case of a make-whole fundamental change resulting from the calling of any convertible notes for redemption, the increased conversion rate, if any, will apply only to the convertible notes called for redemption.

The convertible notes will be redeemable, in whole or in part (subject to certain limitations described below), at our option at any time, and from time to time, on or after June 20, 2028 and on or before the 41st scheduled trading day immediately before the maturity date, at a cash redemption price equal to the principal amount of the convertible notes to be redeemed, plus accrued and unpaid interest, if any, to, but excluding, the redemption date, but only if the last reported sale price per share of our common stock exceeds 130% of the conversion price for a specified period of time and certain other conditions are satisfied. However, we may not redeem less than all of the outstanding convertible notes unless at least $75.0 million aggregate principal amount of convertible notes are outstanding and not called for redemption as of the time we send the related redemption notice.

If a “fundamental change” (which will be defined in the indenture governing the convertible notes to include certain change-of-control events and the delisting of our common stock) occurs, then, subject to a limited exception, noteholders may require us to repurchase their convertible notes for cash. The repurchase price will be equal to the principal amount of the convertible notes to be repurchased, plus accrued and unpaid interest, if any, to, but excluding, the applicable repurchase date.

Capitalization

The following table sets forth our cash and cash equivalents and consolidated capitalization as of March 31, 2025:

●	on an actual basis;

●	on an as adjusted basis to give effect to the issuance of the shares of common stock offered by this prospectus supplement (assuming no exercise of the option of the underwriters to purchase additional shares of common stock); and

●	on an as further adjusted basis to give effect to the issuance of the convertible notes offered in the Concurrent Offering (assuming no exercise of the option of the initial purchasers of the Concurrent Offering to purchase additional convertible notes).

This table should be read in conjunction with the financial statements, including the accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” both of which can be found in our Annual Report on Form 10-K for the year ended December 31, 2025 and our Quarterly Report on Form 10-Q for the three months ended March 31, 2025, incorporated by reference in this prospectus supplement and the accompanying prospectus. Amounts of debt set forth below are net of any unamortized issuance costs and discounts.

The information in the table below is illustrative only, and our capitalization following the completion of this offering and the Concurrent Offering, if it is completed, will depend on the final terms of the offerings. Moreover, because the completion of this offering is not contingent on the completion of the Concurrent Offering, you should not assume that the Concurrent Offering, as reflected in the as further adjusted column in the table below, will take place.

	As of March 31, 2025
	Actual	As Adjusted		As Further Adjusted
	(in thousands, except share and per share data)

Cash and cash equivalents(1)	$82,553	$		$

Debt:
2026 Convertible PIK Toggle Notes(2)(3)	$122,868		$122,868		$122,868
Credit Agreement(3)	228,031		228,031		228,031
AFG Convertible Notes	22,353		22,353		22,353
Equipment financing facility	1,473		1,473		1,473
DOE Loan Facility	69,068		69,068		69,068
Principal amount of % convertible senior notes due 2030 we are offering(4)	—		—
Total debt(3)	443,793		443,793

Series B Preferred Stock	510,884		510,884		510,884

Shareholders’ deficit:
Common stock, $0.0001 par value per share; 600,000,000 shares authorized, 227,049,683 shares outstanding, actual, shares outstanding, as adjusted and as further adjusted	23
Additional paid-in capital(3)	647,863
Accumulated deficit(3)	(1,546,580)		(1,546,580)		(1,546,580)
Accumulated other comprehensive loss—related party	(43,490)		(43,490)		(43,490)
Accumulated other comprehensive income	1		1		1
Total shareholders’ deficit(3)	(942,183)

Total capitalization(3)	$12,494	$		$

(1)	Includes an amount equal to all interest payments that are to be due and owing under the convertible notes issued in the Concurrent Offering for a period of twenty-four months commencing as of the closing date of the Concurrent Offering, maintained in reserve in a project account of the Company.

(2)	Reflects principal amount outstanding, without deduction for debt discounts or issuance costs, or, if applicable, the separate accounting for any embedded derivative instrument.

(3)	As described under the caption “The Concurrent Offering,” we expect to use approximately (i) $ million of the net proceeds from this offering to repurchase approximately $ million aggregate principal amount of our 2026 Convertible PIK Toggle Notes in privately negotiated transactions concurrently with the pricing of this offering and (ii) $ million of the net proceeds from this offering to prepay amounts due under our Credit Agreement. The amounts reflected in the “as adjusted” column of the table above do not reflect such expected repurchase or prepayment, including any resulting gains or losses that we may realize or incur.

(4)	The amounts shown in the table above for the convertible notes we are offering in the Concurrent Offering represent their principal amount. However, we expect that the initial liability carrying amount of the convertible notes for accounting purposes will be recorded net of issuance costs, which will be treated as a debt discount for accounting purposes and amortized into interest expense over the term of the convertible notes. As a result of this amortization, the interest expense that we expect to recognize for the convertible notes for accounting purposes will be greater than the cash interest payments we will pay on the convertible notes, which will result in lower reported net income or larger reported net loss.

Material U.S. Federal Income and Estate Tax Consequences for Non-U.S. Holders of Our Common Stock

The following are the material U.S. federal income and estate tax consequences of your ownership and disposition of our common stock acquired in this offering if you are a “non-U.S. holder” (as defined below) that holds our common stock as a “capital asset” within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”). Subject to the exceptions set forth below, you are a non-U.S. holder if for U.S. federal income tax purposes you are a beneficial owner of our common stock and you are:

●	a nonresident alien individual;

●	a foreign corporation; or

●	a foreign estate or trust.

You are not a non-U.S. holder, however, if you are a nonresident alien individual who is present in the United States for 183 days or more in the taxable year in which you sell any shares of our common stock or if you are a former citizen, former resident or expatriate of the United States for U.S. federal income tax purposes, in which event you should consult your tax adviser regarding the U.S. federal income tax consequences of the ownership and disposition of our common stock.

This discussion does not describe all of the tax consequences that may be relevant to you in light of your particular circumstances, as well as differing tax consequences that may apply if you are, for instance:

●	a financial institution;

●	an insurance company;

●	a “passive foreign investment company”;

●	a “controlled foreign corporation”;

●	a tax-exempt entity;

●	holders of our 2026 Convertible PIK Toggle Notes repurchased concurrently with this offering;

●	a partnership for U.S. federal income tax purposes; or

●	a person who directly, indirectly or constructively owns 5 percent or more of our equity.

If you are an entity or arrangement treated as a partnership for U.S. federal income tax purposes, the U.S. federal income tax treatment of your partners will generally depend on the status of the partners and your activities. If you are a partnership holding our common stock or a partner in such a partnership, you should consult your tax adviser as to the particular U.S. federal income tax consequences to you of owning and disposing of our common stock.

This summary is based on the Code, administrative pronouncements, judicial decisions and final, temporary, and proposed Treasury Regulations as of the date hereof, changes to any of which subsequent to the date hereof may affect the tax consequences described herein, possibly with retroactive effect. In particular, legislation currently proposed in the U.S. Congress could affect the tax treatment of certain non-U.S. holders in respect of U.S.-source income and income effectively connected with a U.S. trade or business. This summary does not address any aspect of state, local or non-U.S. taxation, any minimum tax consequences, any Medicare contribution tax consequences, the application of Section 451 of the Code with respect to conforming the timing of income accruals to financial statements or any other U.S. federal taxes, such as gift taxes, other than U.S. federal income and estate taxes. You should consult your tax adviser with regard to the application of the U.S. federal tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Dividends

If we pay any distributions on our common stock, those distributions, other than certain pro rata distributions of common shares, will generally constitute dividends for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent that these distributions exceed our current or accumulated earnings and profits, the excess will constitute a return of capital that is applied against, and will first reduce, your basis in our common stock, but not below zero, and any excess will be treated as gain from the sale of such stock, as described below under “- Gain on Disposition of Our Common Stock.”

Distributions taxable to you as dividends generally will be subject to withholding of U.S. federal tax (currently at a rate of 30%) unless you provide to the applicable withholding agent an appropriate Internal Revenue Service (“IRS”) Form W-8 documenting your entitlement to an exemption from, or a reduced rate of, withholding tax. If you qualify for a reduced treaty rate but do not timely furnish the required documentation, you may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. You should consult your tax adviser regarding your entitlement to benefits under any applicable income tax treaty.

If you receive dividend payments on our common stock that are “effectively connected” with your conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base maintained by you in the United States), you will generally be taxed on the dividends in the same manner as a U.S. person. However, you will not be subject to U.S. federal withholding on these dividends, as long as you provide an IRS Form W-8ECI to the applicable withholding agent. You should consult your tax adviser with respect to other U.S. tax consequences of the ownership and disposition of our common stock, including the possible imposition of a branch profits tax at a rate of 30% (or a lower treaty rate) if you are a corporation.

Gain on Disposition of Our Common Stock

Subject to the discussions below regarding FATCA and backup withholding, you generally will not be subject to U.S. federal income or withholding tax on gain realized on a sale or other taxable disposition of our common stock unless:

●	the gain is effectively connected with your conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base maintained by you in the United States), or

●	we are or have been a “United States real property holding corporation” (a “USRPHC”) as defined in the Code, at any time within the five-year period preceding the disposition or your holding period, whichever is shorter. We believe we are not and do not anticipate becoming a United States real property holding corporation.

If you recognize gain on a sale or other disposition of our common stock that is effectively connected with your conduct of a trade or business in the United States (and if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base maintained by you in the United States), you will generally be taxed on the gain in the same manner as a U.S. person. You should consult your tax adviser with respect to other U.S. tax consequences of the ownership and disposition of our common stock, including the possible imposition of a branch profits tax at a rate of 30% (or a lower treaty rate) if you are a corporation.

Information Reporting and Backup Withholding

Information returns are required to be filed with the IRS in connection with payments of distributions (whether any such distribution constitutes a dividend) on our common stock. Unless you comply with certification procedures to establish that you are not a United States person, information returns may also be filed with the IRS in connection with the proceeds from a sale or other disposition of our common stock. You may be subject to backup withholding on payments on our common stock or on the proceeds from a sale or other disposition of our common stock unless you comply with certification procedures to establish that you are not a United States person or otherwise establish an exemption. The certification procedures required to claim a reduction or exemption from withholding tax on dividends described above will avoid backup withholding as well. Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.

U.S. Federal Estate Tax

If you are an individual non-U.S. person or an entity the property of which is potentially includible in an individual non-U.S. person’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by a non-U.S. individual and with respect to which the individual has retained certain interests or powers), absent an applicable treaty exemption, our common stock will be treated as U.S.-situs property and potentially subject to U.S. federal estate tax.

FATCA

Under Sections 1471 through 1474 of the Code (such Sections commonly referred to as “FATCA”), a 30% U.S. federal withholding tax may apply to any dividends paid on our common stock to (i) a “foreign financial institution” (as specifically defined in the Code) which does not provide sufficient documentation, typically on Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) its compliance (or deemed compliance) with FATCA (which may alternatively be in the form of compliance with an intergovernmental agreement with the United States) in a manner which avoids withholding, or (ii) a “non-financial foreign entity” (as specifically defined in the Code) which does not provide sufficient documentation, typically on Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) adequate information regarding certain substantial U.S. beneficial owners of such entity (if any). Under proposed U.S. Treasury regulations, which state that taxpayers may rely on the proposed regulations until final regulations are issued, FATCA withholding will not apply to the gross proceeds from any sale or disposition of our common stock. If a dividend payment is both subject to withholding under FATCA and subject to the 30% withholding tax discussed above, the withholding under FATCA may be credited against, and therefore reduce, such other withholding tax. You should consult your tax adviser regarding these requirements and whether they may be relevant to your ownership and disposition of our common stock.

Underwriting

We are offering the shares of common stock described in this prospectus through a number of underwriters. Jefferies LLC and J.P. Morgan Securities LLC are acting as joint book-running managers of the offering and as representatives of the underwriters. We have entered into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus, the number of shares of common stock listed next to its name in the following table:

Name	Number of Shares

Jefferies LLC
J.P. Morgan Securities LLC

Total

The underwriters are committed to purchase all the common shares offered by us if they purchase any shares. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated.

The underwriters propose to offer the common shares directly to the public at the initial public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession not in excess of $           per share. Any such dealers may resell shares to certain other brokers or dealers at a discount of up to $           per share from the initial public offering price. After the initial offering of the shares to the public, if all of the common shares are not sold at the initial public offering price, the underwriters may change the offering price and the other selling terms. Sales of any shares made outside of the United States may be made by affiliates of the underwriters.

The underwriters have an option to buy up to            additional shares of common stock from us to cover sales of shares by the underwriters which exceed the number of shares specified in the table above. The underwriters have 30 days from the date of this prospectus to exercise this option to purchase additional shares. If any shares are purchased with this option to purchase additional shares, the underwriters will purchase shares in approximately the same proportion as shown in the table above. If any additional shares of common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.

The underwriting fee is equal to the public offering price per share of common stock less the amount paid by the underwriters to us per share of common stock. The underwriting fee is $          per share. The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

		Without option to purchase additional shares exercise		With full option to purchase additional shares exercise

Per Share	$		$
Total	$		$

We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately $          . We have also agreed to reimburse the underwriters for certain of their expenses in an amount up to $        .

A prospectus in electronic format may be made available on the web sites maintained by one or more underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters and selling group members that may make Internet distributions on the same basis as other allocations.

We have agreed that we will not (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, or submit to, or file with, the Securities and Exchange Commission a registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into or exercisable or exchangeable for any shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge, loan, disposition or filing, or (ii) enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any shares of common stock or any such other securities (regardless of whether any of these transactions are to be settled by the delivery of shares of common stock or such other securities, in cash or otherwise), in each case without the prior written consent of Jefferies LLC and J.P. Morgan Securities LLC for a period of 60 days after the date of this prospectus, other than the shares of our common stock to be sold in this offering.

The restrictions on our actions, as described above, do not apply to certain transactions, including (i) the issuance of shares of common stock or securities convertible into or exercisable for shares of our common stock pursuant to the conversion or exchange of convertible or exchangeable securities or the exercise of warrants or options (including net exercise) or the settlement of RSUs (including net settlement), in each case outstanding on the date of the lock-up agreement and described in this prospectus; (ii) grants of stock options, stock awards, restricted stock, RSUs, or other equity awards and the issuance of shares of Stock or securities convertible into or exercisable or exchangeable for shares of Stock (whether upon the exercise of stock options or otherwise) to the Company’s employees, officers, directors, advisors, or consultants pursuant to the terms of an equity compensation plan in effect as of the Closing Date and described in the Prospectus; (iii) the issuance of up to 5% of the outstanding shares of common stock or securities convertible into, exercisable for, or which are otherwise exchangeable for the common stock, immediately following the Closing Date, in acquisitions or other similar strategic transactions, provided that such recipients enter into a lock-up agreement with Jefferies LLC and J.P. Morgan Securities LLC; (iv) the filing of any registration statement on Form S-8 relating to securities granted or to be granted pursuant to any plan in effect on the date of the lock-up agreement and described in the Prospectus or any assumed benefit plan pursuant to an acquisition or similar strategic transaction; (v) the Concurrent Notes Offering or the issuance of any shares of common stock issued upon conversion of any Notes issued in the Concurrent Notes Offering or (vi) the issuance of any securities pursuant to the terms of the Credit Agreement or the DOE Loan Facility.

Our directors and executive officers (such persons, the “lock-up parties”) have entered into lock-up agreements with the underwriters prior to the commencement of this offering pursuant to which each lock-up party, with limited exceptions, for a period of 60 days after the date of this prospectus (such period, the “restricted period”), may not (and may not cause any of their direct or indirect affiliates to), without the prior written consent of Jefferies LLC and J.P. Morgan Securities LLC, (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock (including, without limitation, common stock or such other securities which may be deemed to be beneficially owned by such lock-up parties in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant (collectively with the common stock, the “lock-up securities”)), (2) enter into any hedging, swap or other agreement or transaction that transfers, in whole or in part, any of the economic consequences of ownership of the lock-up securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of lock-up securities, in cash or otherwise, (3) make any demand for, or exercise any right with respect to, the registration of any lock-up securities, or (4) publicly disclose the intention to do any of the foregoing. Such persons or entities have further acknowledged that these undertakings preclude them from engaging in any hedging or other transactions or arrangements (including, without limitation, any short sale or the purchase or sale of, or entry into, any put or call option, or combination thereof, forward, swap or any other derivative transaction or instrument, however described or defined) designed or intended, or which could reasonably be expected to lead to or result in, a sale or disposition or transfer (by any person or entity, whether or not a signatory to such agreement) of any economic consequences of ownership, in whole or in part, directly or indirectly, of any lock-up securities, whether any such transaction or arrangement (or instrument provided for thereunder) would be settled by delivery of lock-up securities, in cash or otherwise.

The restrictions described in the immediately preceding paragraph and contained in the lock-up agreements between the underwriters and the lock-up parties do not apply, subject in certain cases to various conditions, to certain transactions, including (a) transfers of lock-up securities: (i) as bona fide gifts, or for bona fide estate planning purposes, (ii) by will or intestacy, (iii) to any trust for the direct or indirect benefit of the lock-up party or any immediate family member, (iv) to a partnership, limited liability company or other entity of which the lock-up party and its immediate family members are the legal and beneficial owner of all of the outstanding equity securities or similar interests, (v) to a nominee or custodian of a person or entity to whom a disposition or transfer would be permissible under clauses (i) through (iv), (vi) in the case of a corporation, partnership, limited liability company, trust or other business entity, (A) to another corporation, partnership, limited liability company, trust or other business entity that is an affiliate of the lock-up party, or to any investment fund or other entity controlling, controlled by, managing or managed by or under common control with the lock-up party or its affiliates or (B) as part of a distribution to members or stockholders of the lock-up party; (vii) by operation of law, (viii) to us from an employee upon death, disability or termination of employment of such employee, (ix) as part of a sale of lock-up securities acquired in open market transactions after the completion of this offering, (x) to us in connection with the vesting, settlement or exercise of restricted stock units, options, warrants or other rights to purchase shares of our common stock (including “net” or “cashless” exercise), including for the payment of exercise price and tax and remittance payments, or (xi) pursuant to a bona fide third-party tender offer, merger, consolidation or other similar transaction approved by our board of directors and made to all shareholders involving a change in control, provided that if such transaction is not completed, all such lock-up securities would remain subject to the restrictions in the immediately preceding paragraph; (b) exercise of the options, settlement of RSUs or other equity awards, or the exercise of warrants granted pursuant to plans described in this prospectus, provided that any lock-up securities received upon such exercise, vesting or settlement would be subject to restrictions similar to those in the immediately preceding paragraph; (c) the conversion of outstanding preferred stock, warrants to acquire preferred stock, or convertible securities into shares of our common stock or warrants to acquire shares of our common stock, provided that any common stock or warrant received upon such conversion would be subject to restrictions similar to those in the immediately preceding paragraph; and (d) the establishment by lock-up parties of trading plans under Rule 10b5-1 under the Exchange Act, provided that such plan does not provide for the transfer of lock-up securities during the restricted period.

Jefferies LLC and J.P. Morgan Securities LLC, in mutual agreement, may release the securities subject to any of the lock-up agreements with the underwriters described above, in whole or in part at any time.

Record holders of our securities are typically the parties to the lock-up agreements with the underwriters and the market standoff agreements with us referred to above, while holders of beneficial interests in our shares who are not also record holders in respect of such shares are not typically subject to any such agreements or other similar restrictions. Accordingly, we believe that certain holders of beneficial interests who are not record holders and are not bound by market standoff or lock-up agreements could enter into transactions with respect to those beneficial interests that negatively impact our stock price. In addition, a shareholder who is neither subject to a market standoff agreement with us nor a lock-up agreement with the underwriters may be able to sell, short sell, transfer, hedge, pledge, lend or otherwise dispose of or attempt to sell short sell, transfer, hedge, pledge, lend or otherwise dispose of, their equity interests at any time after the closing of this offering.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

Our common stock is listed/quoted on The Nasdaq Capital Market under the symbol “EOSE”.

In connection with this offering, the underwriters may engage in stabilizing transactions, which involves making bids for, purchasing and selling shares of common stock in the open market for the purpose of preventing or retarding a decline in the market price of the common stock while this offering is in progress. These stabilizing transactions may include making short sales of common stock, which involves the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in this offering, and purchasing shares of common stock on the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriters’ option to purchase additional shares referred to above, or may be “naked” shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their option to purchase additional shares, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriters may purchase shares through the option to purchase additional shares. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.

The underwriters have advised us that, pursuant to Regulation M of the Securities Act of 1933, they may also engage in other activities that stabilize, maintain or otherwise affect the price of the common stock, including the imposition of penalty bids. This means that if the representatives of the underwriters purchase common stock in the open market in stabilizing transactions or to cover short sales, the representatives can require the underwriters that sold those shares as part of this offering to repay the underwriting discount received by them.

These activities may have the effect of raising or maintaining the market price of the common stock or preventing or retarding a decline in the market price of the common stock, and, as a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on The Nasdaq Stock Market, in the over-the-counter market or otherwise.

In addition, in connection with this offering certain of the underwriters (and selling group members) may engage in passive market making transactions in our common stock on The Nasdaq Stock Market prior to the pricing and completion of this offering. Passive market making consists of displaying bids on The Nasdaq Stock Market no higher than the bid prices of independent market makers and making purchases at prices no higher than these independent bids and effected in response to order flow. Net purchases by a passive market maker on each day are generally limited to a specified percentage of the passive market maker’s average daily trading volume in the common stock during a specified period and must be discontinued when such limit is reached. Passive market making may cause the price of our common stock to be higher than the price that otherwise would exist in the open market in the absence of these transactions. If passive market making is commenced, it may be discontinued at any time.

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Certain of the underwriters and their affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. J.P. Morgan Securities LLC and Jefferies LLC are serving as initial purchasers in the Concurrent Notes Offering. In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.

Notice to Prospective Investors in the European Economic Area (“EEA”)

In relation to each European Economic Area Member State (each a “Member State”), no shares of common stock have been offered or will be offered pursuant to the offering to the public in that Member State prior to the publication of a prospectus in relation to the shares of common stock which has been approved by the competent authority in that Member State or, where appropriate, approved in another Member State and notified to the competent authority in that Member State, all in accordance with the Prospectus Regulation (as defined below), except that shares of common stock may be offered to the public in that Member State at any time:

(a)	to any legal entity which is a qualified investor as defined under Article 2 of the Prospectus Regulation;

(b)	to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the Prospectus Regulation), subject to obtaining the prior consent of the underwriters for any such offer; or

(c)	in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of shares of common stock shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.

For the purposes of this provision, the expression an “offer to the public” in relation to any shares of common stock in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of common stock to be offered so as to enable an investor to decide to purchase or subscribe for any shares of common stock, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129 (as amended).

Notice to Prospective Investors in the United Kingdom

No shares of common stock have been offered or will be offered pursuant to the offering to the public in the United Kingdom prior to the publication of a prospectus in relation to the shares of common stock which has been approved by the Financial Conduct Authority, except that the shares of common stock may be offered to the public in the United Kingdom at any time:

(a)	to any legal entity which is a qualified investor as defined under Article 2 of the UK Prospectus Regulation (as defined below);

(b)	to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the UK Prospectus Regulation), subject to obtaining the prior consent of the underwriters for any such offer; or

(c)	in any other circumstances falling within Section 86 of the Financial Services and Markets Act 2000, as amended (the “FSMA”),

provided that no such offer of shares of common stock shall require us and/or any underwriters or any of their affiliates to publish a prospectus pursuant to Section 85 of the FSMA or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation.

For the purposes of this provision, the expression “offer to the public” in relation to shares of common stock in the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of common stock to be offered so as to enable an investor to decide to purchase or subscribe for any shares of common stock and the expression “UK Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of domestic law in the United Kingdom by virtue of the European Union (Withdrawal) Act 2018.

In addition, in the United Kingdom, this prospectus is for distribution only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the UK Prospectus Regulation) (i) who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”), (ii) who are high net worth entities or other persons falling within Article 49(2)(a) to (d) of the Order or (iii) who are persons to whom an invitation or inducement to engage in investment activity (within the meaning of section 21 of the FSMA) in connection with the issue or sale of any shares of common stock may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). This prospectus is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. In the United Kingdom, any investment or investment activity that this document relates to may be made or taken exclusively by relevant persons.

Notice to Prospective Investors in Canada

The shares of common stock may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares of common stock must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in Australia

This prospectus:

●	does not constitute a disclosure document or a prospectus under Chapter 6D.2 of the Corporations Act 2001 (Cth) (the “Corporations Act”);

●	has not been, and will not be, lodged with the Australian Securities and Investments Commission (“ASIC”), as a disclosure document for the purposes of the Corporations Act and does not purport to include the information required of a disclosure document for the purposes of the Corporations Act; and

●	may only be provided in Australia to select investors who are able to demonstrate that they fall within one or more of the categories of investors, available under section 708 of the Corporations Act (“Exempt Investors”).

The shares of common stock may not be directly or indirectly offered for subscription or purchased or sold, and no invitations to subscribe for or to buy the shares of common stock may be issued, and no draft or definitive offering memorandum, advertisement or other offering material relating to any shares of common stock may be distributed in Australia, except where disclosure to investors is not required under Chapter 6D of the Corporations Act or is otherwise in compliance with all applicable Australian laws and regulations. By submitting an application for the shares of common stock, you represent and warrant to us that you are an Exempt Investor.

As any offer of shares of common stock under this document will be made without disclosure in Australia under Chapter 6D.2 of the Corporations Act, the offer of those securities for resale in Australia within 12 months may, under section 707 of the Corporations Act, require disclosure to investors under Chapter 6D.2 if none of the exemptions in section 708 applies to that resale. By applying for the shares of common stock you undertake to us that you will not, for a period of 12 months from the date of issue of the shares of common stock, offer, transfer, assign or otherwise alienate those shares of common stock to investors in Australia except in circumstances where disclosure to investors is not required under Chapter 6D.2 of the Corporations Act or where a compliant disclosure document is prepared and lodged with ASIC.

Notice to Prospective Investors in the United Arab Emirates

The shares of common stock have not been, and are not being, publicly offered, sold, promoted or advertised in the United Arab Emirates (including the Dubai International Financial Centre) other than in compliance with the laws of the United Arab Emirates (and the Dubai International Financial Centre) governing the issue, offering and sale of securities. Further, this prospectus does not constitute a public offer of securities in the United Arab Emirates (including the Dubai International Financial Centre) and is not intended to be a public offer. This prospectus has not been approved by or filed with the Central Bank of the United Arab Emirates, the Securities and Commodities Authority, Financial Services Regulatory Authority or the Dubai Financial Services Authority.

Notice to Prospective Investors in Hong Kong

The shares of common stock have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (the “SFO”) of Hong Kong and any rules made thereunder; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong (the “CO”) or which do not constitute an offer to the public within the meaning of the CO. No advertisement, invitation or document relating to the common stock has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares of common stock which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made thereunder.

Notice to Prospective Investors in Japan

The shares of common stock have not been and will not be registered pursuant to Article 4, Paragraph 1 of the Financial Instruments and Exchange Act. Accordingly, none of the common stock nor any interest therein may be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any “resident” of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to or for the benefit of a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time.

Notice to Prospective Investors in Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of common stock may not be circulated or distributed, nor may the common stock be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act (Chapter 289) of Singapore, as modified or amended from time to time (the “SFA”)) pursuant to Section 274 of the SFA; (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares of common stock are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

●	a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

●	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities or securities-based derivatives contract (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the common stock pursuant to an offer made under Section 275 of the SFA except:

●	to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

●	where no consideration is or will be given for the transfer;

●	where the transfer is by operation of law;

●	as specified in Section 276(7) of the SFA; or

●	as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities based Derivatives Contracts) Regulations 2018.

Singapore SFA Product Classification – Solely for the purposes of its obligations pursuant to sections 309B(1)(a) and 309B(1)(c) of the SFA, the company has determined, and hereby notifies all relevant persons (as defined in Section 309A of the SFA) that the shares of common stock are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Notice to Prospective Investors in Switzerland

This prospectus does not constitute an offer to the public or a solicitation to purchase or invest in any shares of common stock. No shares of common stock have been offered or will be offered to the public in Switzerland, except that offers of shares of common stock may be made to the public in Switzerland at any time under the following exemptions under the Swiss Financial Services Act (“FinSA”):

(a)	to any person which is a professional client as defined under the FinSA;

(b)	to fewer than 500 persons (other than professional clients as defined under the FinSA), subject to obtaining the prior consent of the joint book-running managers for any such offer; or

(c)	in any other circumstances falling within Article 36 FinSA in connection with Article 44 of the Swiss Financial Services Ordinance,

provided that no such offer of shares of common stock shall require the Company or any bank to publish a prospectus pursuant to Article 35 FinSA.

The shares of common stock have not been and will not be listed or admitted to trading on a trading venue in Switzerland.

Neither this document nor any other offering or marketing material relating to the shares of common stock constitutes a prospectus as such term is understood pursuant to the FinSA and neither this document nor any other offering or marketing material relating to the shares of common stock may be publicly distributed or otherwise made publicly available in Switzerland.

Notice to Prospective Investors in the Cayman Islands

This prospectus does not constitute an invitation or offer to the public in the Cayman Islands of the shares of common stock, whether by way of sale or subscription. The underwriters have not offered or sold, and will not offer or sell, directly or indirectly, to the public any securities in the Cayman Islands.

Notice to Prospective Investors in the Dubai International Financial Centre (DIFC)

This prospectus relates to an Exempt Offer in accordance with and as defined in the Markets Law, DIFC Law No. 1 of 2012, as amended. This prospectus is intended for distribution only to persons of a type specified in the Markets Law, DIFC Law No. 1 of 2012, as amended. It must not be delivered to, or relied on by, any other person. The Dubai Financial Services Authority (DFSA) has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for this prospectus. The securities to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the securities offered should conduct their own due diligence on the securities. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.

In relation to its use in the DIFC, this prospectus is strictly private and confidential and is being distributed to a limited number of investors and must not be provided to any person other than the original recipient, and may not be reproduced or used for any other purpose. The interests in the securities may not be offered or sold directly or indirectly to the public in the DIFC.

Notice to Prospective Investors in Israel

This prospectus does not constitute a prospectus under the Israeli Securities Law, 5728-1968 (the Israeli Securities Law), and has not been filed with or approved by the Israel Securities Authority. In Israel, this prospectus is being distributed only to, and is directed only at, and any offer of the shares is directed only at, (i) a limited number of persons in accordance with the Israeli Securities Law and (ii) investors listed in the first addendum (the Addendum), to the Israeli Securities Law, consisting primarily of joint investment in trust funds, provident funds, insurance companies, banks, portfolio managers, investment advisors, members of the Tel Aviv Stock Exchange, underwriters, venture capital funds, entities with equity in excess of NIS 50 million and “qualified individuals,” each as defined in the Addendum (as it may be amended from time to time), or, collectively referred to as qualified investors (in each case, purchasing for their own account or, where permitted under the Addendum, for the accounts of their clients who are investors listed in the Addendum). Qualified investors are required to submit written confirmation that they fall within the scope of the Addendum, are aware of the meaning of same and agree to it.

Legal Matters

The validity of the securities offered hereby and certain matters of U.S. federal and New York State law will be passed upon for us by Davis Polk & Wardwell LLP, New York, New York. Certain matters will be passed upon for the underwriters by Latham & Watkins LLP, New York, New York.

Experts

The financial statements of Eos Energy Enterprises, Inc. as of December 31, 2024 and 2023, and for each of the two years in the period ended December 31, 2024, incorporated by reference in this prospectus supplement, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report. Such financial statements are incorporated by reference in reliance upon the report of such firm given their authority as experts in accounting and auditing.

Common Stock
Preferred Stock
Debt Securities
Warrants

Units

Eos Energy Enterprises, Inc. may from time to time offer and sell common stock, preferred stock, debt securities, warrants or units. Specific terms of the preferred stock, debt securities, warrants or units will be provided in supplements to this prospectus.

We may sell the securities covered by this prospectus in a number of different ways and at varying prices. The securities may be sold directly to you, through agents, or through underwriters and dealers. If agents, underwriters or dealers are used to sell the securities, we will name them and describe their compensation in a prospectus supplement.

Our common stock are listed on the Nasdaq Capital Market (“Nasdaq”) under the symbol “EOSE.” The closing price of our common stock on May 28, 2025 was $5.995 per share. The closing price of our warrants on May 28, 2025 was $0.44 per warrant.

Investing in these securities involves certain risks. You should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page 2 of our annual report on Form 10-K for the year ended December 31, 2024, which is incorporated herein by reference, as amended or supplemented from time to time by any risk factors we include in subsequent annual or quarterly reports on Form 10-K or 10-Q, respectively, and incorporated herein by reference.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 29, 2025

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About This Prospectus

This prospectus is part of a registration statement that we filed with the SEC utilizing a “shelf” registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

In this prospectus, unless the context otherwise requires, the terms “Company,” “we,” “us,” “our,” and “Eos” refer to Eos Energy Enterprises, Inc., a Delaware corporation. Prior to the consummation of the Business Combination (as defined below), the Company was known as B. Riley Principal Merger Corp. II, or “BMRG”.

Where You Can Find More Information

The SEC allows us to incorporate by reference information in this document. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this document, except for any information that is superseded by information that is included directly in this document. Any statement contained in this prospectus, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded to the extent that a statement contained herein, or in any subsequently filed document that also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement.

We are incorporating by reference the filings listed below and any additional documents that we may file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date hereof and prior to the termination of any offering (other than documents or information deemed to have been furnished and not filed in accordance with SEC rules):

●	our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on March 4, 2025;

●	the portions of our Definitive Proxy Statement on Schedule 14A that are incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed on March 27, 2025;

●	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2025 filed with the SEC on May 6, 2025;

●	our Current Reports on Form 8-K filed with the SEC on January 27, 2025, March 5, 2025, March 27, 2025, May 16, 2025 (except for information furnished under Item 7.01) and May 29, 2025; and

●	the description of our securities contained in Exhibit 4.5 to our Annual Report Form 10-K for the fiscal year ended December 31, 2024, including any amendments or reports filed for the purpose of updating such description.

The SEC maintains a website at www.sec.gov, from which you can inspect these documents and other information we have filed electronically with the SEC. You may also request copies of these documents, at no cost to you, from our website (https://www.eose.com), or by writing or telephoning us at the following address:

Eos Energy Enterprises, Inc.
3920 Park Avenue
Edison, New Jersey 08820
Attn: General Counsel
(732) 225-8400

Special Note On Forward-Looking Statements

This prospectus, including the documents incorporated by reference in this prospectus, contains forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions, as they relate to us, are intended to identify forward-looking statements. These statements appear in a number of places in this prospectus and the documents incorporated by reference herein and include statements regarding our intent, belief or current expectations. Forward-looking statements are based on our management’s beliefs, as well as assumptions made by, and information currently available to, them. Because such statements are based on expectations as to future financial and operating results and are not statements of fact, actual results may differ materially from those projected. Factors which may cause actual results to differ materially from current expectations include, but are not limited to:

●	changes adversely affecting the business in which we are engaged;

●	our ability to forecast trends accurately;

●	our ability to generate cash, service indebtedness and incur additional indebtedness;

●	our ability to raise financing in the future;

●	our customer’s ability to secure project financing;

●	the amount of final tax credits available to our customers or to Eos pursuant to the Inflation Reduction Act;

●	risks associated with our Credit Agreement, dated June 21, 2024, by and between us and Cerberus Capital Management L.P. (the “Credit Agreement”), including risks of default, dilution of outstanding common stock, consequences for failure to meet milestones and contractual lockup of shares;

●	the timing and availability of future funding under our Loan Guarantee Agreement, dated November 26, 2024, by and between us and the U.S. Department of Energy;

●	our ability to continue to develop efficient manufacturing processes to scale and to forecast related costs and efficiencies accurately;

●	fluctuations in our revenue and operating results;

●	competition from existing or new competitors;

●	our ability to convert firm order backlog and pipeline to revenue;

●	risks associated with security breaches in our information technology systems;

●	risks related to legal proceedings or claims;

●	risks associated with evolving energy policies in the United States and other countries and the potential costs of regulatory compliance;

●	risks associated with changes to the U.S. trade environment;

●	our ability to maintain the listing of our shares of common stock on Nasdaq;

●	our ability to grow our business and manage growth profitably, maintain relationships with customers and suppliers and retain our management and key employees;

●	risks related to adverse changes in general economic conditions, including inflationary pressures and increased interest rates;

●	risk from supply chain disruptions and other impacts of geopolitical conflict;

●	changes in applicable laws or regulations;

●	other factors detailed under the section entitled “Risk Factors” herein; and

●	other factors disclosed in “Part I, Item 1A. — Risk Factors” of our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed on March 4, 2025, any subsequently filed Quarterly Reports on Form 10-Q and any subsequently filed Current Report on Form 8-K (excluding any information furnished pursuant to Item 2.02 or Item 7.01 on any Current Report on Form 8-K).

Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements and, except as required by law, we assume no obligation and do not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise. See also Part I, Item 1A, “Risk Factors” disclosures contained in our Annual Report on Form 10-K for the year ended December 31, 2024 for additional discussion of the risks and uncertainties that could cause the our actual results to differ materially from those expressed or implied in its forward-looking statements.

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Summary

This summary highlights selected information and does not contain all of the information that is important to you. This summary is qualified in its entirety by the more detailed information included in or incorporated by reference into this prospectus. Before making your investment decision with respect to our securities, you should carefully read this entire prospectus, any applicable prospectus supplement and the documents referred to in “Where You Can Find More Information.”

Overview

We are an American energy company and America’s leading innovator in designing, manufacturing, and providing zinc-based battery energy storage systems (“BESS”), sourced, and manufactured in the United States. We believe our BESS are safer, less flammable, more secure, and more sustainable alternatives to lithium-ion batteries, making them ideal for utility-scale, microgrid, and commercial and industrial long-duration applications. We design, develop, manufacture, and market innovative zinc-based energy storage solutions for utility-scale, microgrid, and commercial & industrial (“C&I”) applications. We believe that our batteries have the potential to emerge as a leading alternative to Lithium-ion batteries for such long-duration applications. We have developed a broad range of intellectual property with multiple patents covering unique battery chemistry, mechanical product design, energy block configuration and a software operating system (Battery Management System or “BMS”). The BMS software uses proprietary Eos-developed algorithms and includes ambient and battery temperature sensors, as well as voltage and electric current sensors for the electrical strings and the system. We currently focus on manufacturing and selling turn-key direct current (“DC”) battery energy storage systems. We plan to develop a turn-key alternating current system.

Our primary applications focus on integrating battery storage solutions with: (1) renewable energy systems that are connected to the utility power grid; (2) renewable energy systems that are not connected to the utility power grid; (3) storage systems utilized to relieve congestion; and (4) storage systems to assist C&I customers in reducing their peak energy usage or participating in the utilities ancillary and demand response markets.

We offer an innovative Znyth™ technology BESS designed to provide the operating flexibility to manage increased grid complexity and price volatility resulting from an overall increase in renewable energy generation and a congested grid coming from an increase in electricity demand growth. Our BESS is a validated chemistry with accessible non-precious earth components in a durable design that is intended to deliver results in extreme temperatures and conditions. The system is designed to be safe, flexible, scalable, sustainable and manufactured in the United States using raw materials primarily sourced in the United States. The Company’s Z3™ battery module is the core of its innovative systems. We believe the Z3 battery module is the only U.S. designed and manufactured battery module that today provides utilities, independent power producers, renewables developers and C&I customers with an alternative to lithium-ion and lead-acid monopolar batteries for critical 3- to 12-hour or longer discharge duration applications. We believe the Z3 battery is transforming how utility, industrial and commercial customers store power. In addition to its BESS, we currently offer: (a) a BMS which provides a remote asset monitoring capability and service to track the performance and health of our BESS and to proactively identify future system performance issues through predictive analytics; (b) project management services to ensure the process of implementing our BESS are coordinated in conjunction with the customer’s overall project plans; (c) commissioning services that ensure the customer’s installation of the BESS meets the performance expected by the customer; and (d) long-term maintenance plans to maintain optimal operating performance of our systems. We have a manufacturing facility in Turtle Creek, Pennsylvania to produce DC energy blocks with an integrated BMS. Our primary market is North America.

Corporate Information

We were incorporated in Delaware in June 2019 as a blank check company under the name B. Riley Principal Merger Corp. II. In connection with its business combination on November 16, 2020, we changed our name to Eos Energy Enterprises, Inc.

Additional Information

The mailing address of our principal executive office is 3920 Park Avenue, Edison, NJ 08820, and our phone number is (732) 225-8400. Our corporate website address is https://www.eose.com/. Information contained on or accessible through our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only, and are not hyperlinks.

Risk Factors

Before making an investment decision, you should carefully consider the risks described under “Risk Factors” in the applicable prospectus supplement and in our then most recent annual report on Form 10-K, and in any updates to those risk factors in our quarterly reports on Form 10-Q, together with all of the other information appearing or incorporated by reference in this prospectus and any applicable prospectus supplement, in light of your particular investment objectives and financial circumstances.

Use of Proceeds

We will receive proceeds from the issuance and sale of our common stock, preferred stock, debt securities, warrants or units and from the exercise of any warrants. Unless otherwise indicated in a prospectus supplement, the net proceeds from our sale of securities will be used for general corporate purposes, including working capital, acquisitions, retirement of debt and other business opportunities.

Description of Capital Stock

The following is a description of the material terms of, and is qualified in its entirety by, our certificate of incorporation and amended and restated bylaws. These documents are filed as exhibits and incorporated by reference into the registration statement of which this prospectus forms a part.

Our certificate of incorporation authorizes the issuance of 601,000,000 shares of capital stock, consisting of (x) 600,000,000 authorized shares of Common Stock and (y) 1,000,000 authorized shares of preferred stock, par value $0.0001 per share. As of May 6, 2025, there were 227,591,165 shares of Common Stock outstanding. As of May 6, 2025, 59 shares of preferred stock were designated as Series A-1 Preferred Stock, none of which are outstanding; 7 shares of preferred stock were designated as Series A-2 Preferred Stock, none of which are outstanding; 31.940063 shares of preferred stock were designated as Series B-1 Preferred Stock, all of which are outstanding; 28.806463 shares of preferred stock were designated as Series B-2 Preferred Stock, all of which are outstanding; 38.259864 shares of preferred stock were designated as Series B-3 Preferred Stock, all of which are outstanding and 16.150528 shares of preferred stock were designated as Series B-4 Preferred Stock, all of which are outstanding. There is no cumulative voting with respect to the election of directors.

Common Stock

Voting Power

Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of preferred stock, the holders of Common Stock possess all voting power for the election of our directors and all other matters requiring stockholder action and will at all times vote together as one class on all matters submitted to a vote of the stockholders. Holders of Common Stock are entitled to one vote per share on matters to be voted on by stockholders.

Dividends

Holders of Common Stock are entitled to receive such dividends and other distributions, if any, as may be declared from time to time by our board of directors (the “Board”) in its discretion out of funds legally available therefor and shall share equally on a per share basis in such dividends and distributions.

Liquidation, Dissolution and Winding Up

In the event of our voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up, the holders of Common Stock will be entitled to receive an equal amount per share of all of our assets of whatever kind available for distribution to stockholders, after the rights of the holders of the preferred stock have been satisfied and after payment or provision for payment of our debts and other liabilities.

Preemptive or Other Rights

Our stockholders have no preemptive or other subscription rights and there is no sinking fund or redemption provisions applicable to Common Stock.

Election of Directors

The Board is divided into three (3) classes with only one class of directors being elected in each year and each class serving a three (3) year term. The directors hold their office for a term of three (3) years or until their respective successors are elected and qualified, subject to such director’s earlier death, resignation, disqualification or removal.

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock is Continental Stock Transfer & Trust Company.

Preferred Stock

Our certificate of incorporation provides that shares of preferred stock may be issued from time to time in one or more series. Our Board is authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. Our Board may, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the Common Stock and could have anti-takeover effects. The ability of our Board to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of the Company or the removal of existing management.

Series A-1 Preferred Stock

On June 21, 2024, we filed with the Secretary of State of the State of Delaware the Certificate of Designation of Series A-1 Non-Voting Non-Convertible Preferred Stock (the “Series A-1 Certificate of Designation”) and issued 59 shares of Series A-1 Preferred Stock to satisfy the terms of the Credit Agreement. Under the terms of the Series A-1 Certificate of Designation, each share of Series A-1 Preferred Stock had an original issue price of $455,822.59 and such shares had a liquidation value, payable with the Common Stock, as if such shares were convertible into an aggregate of 31,940,063 shares of Common Stock, subject to adjustment. The Series A-1 Preferred Stock was non-voting and non-convertible into Common Stock. Holders of the Series A-1 Preferred Stock were entitled to receive dividends or distributions on each share of Series A-1 Preferred Stock equal to dividends or distributions actually paid on each share of Common Stock, multiplied by the number of shares of Common Stock represented by the Series A-1 Preferred Stock Liquidation Value (as defined in the Series A-1 Certificate of Designation). The 59 shares of Series A-1 Preferred Stock issued to CCM Denali Equity Holdings, LP converted into shares of Series B-1 Preferred Stock on September 12, 2024. The foregoing summary of the terms of the Series A-1 Preferred Stock is qualified in its entirety by the Series A-1 Certificate of Designation, which is filed as an exhibit to the registration statement of which this prospectus forms a part.

Series A-2 Preferred Stock

On August 29, 2024, we filed with the Secretary of State of the State of Delaware the Certificate of Designation of Series A-2 Non-Voting Non-Convertible Preferred Stock (the “Series A-2 Certificate of Designation”). Under the terms of the Series A-2 Certificate of Designation, each share of Series A-2 Preferred Stock had an original issue price of $9,555,515.30 and such shares had a liquidation value, payable pari passu with the Common Stock, as if such shares were convertible into an aggregate of 28,806,463 shares of Common Stock, subject to adjustment. The Series A-2 Preferred Stock was non-voting and non-convertible into Common Stock. Holders of the Series A-2 Preferred Stock were entitled to receive dividends or distributions on each share of Series A-2 Preferred Stock equal to dividends or distributions actually paid on each share of Common Stock, multiplied by the number of shares of Common Stock represented by the Series A-2 Preferred Stock Liquidation Value (as defined in the Series A-2 Certificate of Designation). The Series A-2 Preferred Stock terms were substantially identical to the Series A-1 Preferred Stock. On August 29, 2024, pursuant to the terms and conditions of the Credit Agreement, the Applicable Percentage (as defined in the Credit Agreement) increased by 4.9%, and as a result we issued to CCM Denali Equity Holdings, LP 7 shares of Series A-2 Preferred Stock. On September 12, 2024, the 7 shares of Series A-2 Preferred Stock issued to CCM Denali Equity Holdings, LP converted into shares of Series B-2 Preferred Stock. The foregoing summary of the terms of the Series A-2 Preferred Stock is qualified in its entirety by the Series A-2 Certificate of Designation, which is filed as an exhibit to the registration statement of which this prospectus forms a part.

Series B Preferred Stock

On September 11, 2024, we filed with the Secretary of State of the State of Delaware the Certificate of Designation of Series B-1 Non-Voting Convertible Preferred Stock (the “Series B-1 Certificate of Designation”) and the Certificate of Designation of Series B-2 Non-Voting Convertible Preferred Stock (the “Series B-2 Certificate of Designation”). On November 1, 2024, we filed with the Secretary of State of the State of Delaware the Certificate of Designation of Series B-3 Non-Voting Convertible Preferred Stock (the “Series B-3 Certificate of Designation”). On January 24, 2025, we filed with the Secretary of State of the State of Delaware the Certificate of Designation of Series B-4 Non-Voting Convertible Preferred Stock (the “Series B-4 Certificate of Designation”). Each share of Series B-1 Preferred Stock, Series B-2 Preferred Stock, Series B-3 Preferred Stock and Series B-4 Preferred Stock (collectively, the “Series B Preferred Stock”) has a par value of $0.0001 per share. The table below summarizes our outstanding Series B Preferred Stock as of May 6, 2025.

Series Issuance Date		Shares Issued	Original Issue Price Per Share	Shares Outstanding	Common Stock Equivalent
Series B-1 Preferred Stock	9/12/2024	31.940063	841,999.99	31.940063	31,940,063
Series B-2 Preferred Stock	9/12/2024	28.806463	2,322,000	28.806463	28,806,463
Series B-3 Preferred Stock	11/1/2024	38.259864	3,358,000	38.259864	38,259,864
Series B-4 Preferred Stock	1/24/2025	16.150528	5,990,000	16.150528	16,150,528

Conversion Rights

The Series B Preferred Stock is convertible into Common Stock at a conversion ratio of 1.0 million shares of Common Stock per share of Series B Preferred Stock (“Conversion Ratio”). The Conversion Ratio is subject to antidilution protection that is triggered if we issue equity for a price per share that is less than the conversion price then in effect, subject to certain exceptions.

Dividends

Holders of the Series B Preferred Stock are entitled to receive dividends or distributions on each share of Series B Preferred Stock equal to dividends or distributions actually paid on each share of Common Stock on an as-converted basis.

Appointment of Directors

At all times when the holders of the Series B Preferred Stock beneficially own at least 10%, 15% or 30% of our capital stock, the holders of the Series B Preferred Stock, exclusively and voting together as a separate class, will have the right to appoint a maximum of 1, 2 or 3 directors to the Board, respectively. At all times when the holders of the Series B Preferred Stock beneficially own at least 40% of our capital stock, the holders of the Series B Preferred Stock, exclusively and voting together as a separate class, will have the right to nominate and designate a fourth director, who shall be designated by the Board or the nominating committee of the Board to a class of common directors and thereafter stand for election as a common director on the Board. The holders of the Series B Preferred Stock will have the right to nominate a fourth director to the Board only if such appointment does not result in a change of control under our governing documents or violate any applicable laws, including requirements of the SEC and Nasdaq, and any such fourth director appointment shall be subject to and conditioned upon compliance by the holders of the Series B Preferred Stock with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, including the submission of any required filings and the expiration or termination of any applicable waiting periods.

Preemptive Rights

The certificates of designations for the Series B Preferred Stock contain customary preemptive rights that permit the holders of Series B Preferred Stock to participate in certain of our future equity offerings.

Rights to Distributions Upon Liquidation of the Company

In the event of a voluntary or involuntary liquidation, dissolution, or winding up of the Company, the holders of the Series B Preferred Stock are entitled to receive distribution of any of our assets or surplus funds pro rata with the holders of the Common Stock and any other holders of our preferred stock issued pursuant to our Securities Purchase Agreement (the “Purchase Agreement”) with CCM Denali Equity Holdings, LP and the Credit Agreement, including the Series B Preferred Stock, in an amount equal to such amount per share as would have been payable had all shares of Series B Preferred Stock been converted to Common Stock.

Protective Provisions

We are prohibited from taking certain actions that could adversely affect the rights of the Series B Preferred Stock without the affirmative vote of a majority of the outstanding shares of Series B Preferred Stock until the later of (i) such time when the holders of Series B Preferred Stock shall no longer beneficially own at least 5% of our outstanding capital stock and (ii) June 21, 2029, in the case of the Series B-1 Preferred Stock, August 29, 2029, in the case of the Series B-2 Preferred Stock, November 1, 2029, in the case of the Series B-3 Preferred Stock, or January 24, 2030, in the case of the Series B-4 Preferred Stock.

Redemption Rights

At any time after June 21, 2029, in the case of the Series B-1 Preferred Stock, August 29, 2029, in the case of the Series B-2 Preferred Stock, November 1, 2029, in the case of the Series B-3 Preferred Stock or January 24, 2030, in the case of the Series B-4 Preferred Stock, the outstanding shares of Series B Preferred Stock held by any holder become redeemable for cash at the redemption price. The redemption price will be an amount per share equal to the greater of (i) $841,999.99 for the Series B-1 Preferred Stock, $2,322,000 for the Series B-2 Preferred Stock, $3,358,000 for the Series B-3 Preferred Stock or $5,990,000 for the Series B-4 Preferred Stock, as applicable, plus all accrued and unpaid dividends thereon, up to and including the date of redemption and (ii) the number of shares of Common Stock issuable upon conversion of the applicable Series B Preferred Stock multiplied by the average of the closing sale price of the Common Stock for the five (5) business days immediately prior to the date of redemption plus all accrued and unpaid dividends thereon, up to and including the date of redemption.

The foregoing summary of the terms of the Series B Preferred Stock is qualified in its entirety by the terms of the respective Series B Certificate of Designation, each of which is filed as an exhibit to the registration statement of which this prospectus forms a part.

Certain Anti-Takeover Provisions of Delaware Law, Our Certificate of Incorporation and Bylaws

The certificate of incorporation, bylaws and the Delaware General Corporation Law, or DGCL, contain provisions that could have the effect of rendering more difficult, delaying, or preventing an acquisition deemed undesirable by our Board. These provisions could also make it difficult for stockholders to take certain actions, including electing directors who are not nominated by the members of our Board or taking other corporate actions, including effecting changes in our management. For instance, our Board will be empowered to elect a director to fill a vacancy created by the expansion of the Board or the resignation, death, or removal of a director in certain circumstances; and our advance notice provisions in our bylaws will require that stockholders must comply with certain procedures in order to nominate candidates to our Board or to propose matters to be acted upon at a stockholders’ meeting.

Our authorized but unissued Common Stock and preferred stock will be available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved Common Stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

We, in our certificate of incorporation, have expressly elected not to be governed by Section 203 of the DGCL, and thus the restrictions on business combinations contained in Section 203 of the DGCL do not apply to the Corporation.

Classified Board of Directors

Our Board is divided into three classes, each of which will generally serve for a term of three years with only one class of directors being elected in each year. This system of electing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of us, because it generally makes it more difficult for stockholders to replace a majority of the directors.

Directors’ Liability; Indemnification of Directors and Officers

Our certificate of incorporation limits the liability of our directors to the fullest extent permitted by the DGCL and provides that we will provide them with customary indemnification. We entered into customary indemnification agreements with each of our executive officers and directors that provide them, in general, with customary indemnification in connection with their service to us or on our behalf.

Securities Exchange

Our Common Stock is listed on Nasdaq under the symbol “EOSE”.

Description of Debt Securities

We may issue debt securities, which may be secured or unsecured and may be exchangeable for and/or convertible into other securities, including our ordinary shares. The debt securities will be issued under one or more separate indentures between us and a designated trustee. The terms of each series of debt securities being offered, including the terms, if any, on which a series of debt securities may be convertible into or exchangeable for other securities, and the material terms of the indenture will be set forth in the applicable prospectus supplement.

The applicable prospectus supplement will set forth, to the extent required and as applicable, the following terms (non-exhaustive) of the debt securities in respect of which the prospectus supplement is delivered:

●	the title of the series;

●	the aggregate principal amount;

●	the issue price or prices, expressed as a percentage of the aggregate principal amount of the debt securities;

●	any limit on the aggregate principal amount;

●	the date or dates on which principal is payable;

●	the interest rate or rates (which may be fixed or variable) or, if applicable, the method used to determine such rate or rates;

●	the date or dates on which interest, if any, will be payable and any regular record date for the interest payable;

●	the place or places where principal and, if applicable, premium and interest, is payable;

●	the terms and conditions upon which we may, or the holders may require us to, redeem or repurchase the debt securities;

●	the denominations in which such debt securities may be issuable, if other than denomination of $1,000 or any integral multiple of that number;

●	whether the debt securities are to be issuable in the form of certificated debt securities or global debt securities;

●	the portion of principal amount that will be payable upon declaration of acceleration of the maturity date if other than the principal amount of the debt securities;

●	the currency of denomination;

●	the designation of the currency, currencies or currency units in which payment of principal and, if applicable, premium and interest, will be made;

●	if payments of principal and, if applicable, premium or interest, on the debt securities are to be made in one or more currencies or currency units other than the currency of denominations, the manner in which exchange rate with respect to such payments will be determined;

●	if amounts of principal and, if applicable, premium and interest may be determined by reference to an index based on a currency or currencies, or by reference to a commodity, commodity index, stock exchange index, or financial index, then the manner in which such amounts will be determined;

●	the provisions, if any, relating to any collateral provided for such debt securities;

●	any events of default;

●	the terms and conditions, if any, for conversion into or exchange for ordinary shares;

●	any depositaries, interest rate calculation agents, exchange rate calculation agents, or other agents; and

●	the terms and conditions, if any, upon which the debt securities shall be subordinated in right of payment to other indebtedness of our company.

Description of Warrants

We may issue warrants to purchase our debt or equity securities or securities of third parties or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.

The applicable prospectus supplement will describe the following terms of any warrants in respect of which this prospectus is being delivered:

●	the title of such warrants;

●	the aggregate number of such warrants;

●	the price or prices at which such warrants will be issued;

●	the currency or currencies in which the price of such warrants will be payable;

●	the securities or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing, purchasable upon exercise of such warrants;

●	the price at which and the currency or currencies in which the securities or other rights purchasable upon exercise of such warrants may be purchased;

●	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

●	if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

●	if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

●	if applicable, the date on and after which such warrants and the related securities will be separately transferable;

●	information with respect to book-entry procedures, if any;

●	if applicable, a discussion of any material United States Federal income tax considerations; and

●	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

Description of Units

As specified in the applicable prospectus supplement, we may issue units consisting of one or more warrants, debt securities, shares of preferred stock, shares of common stock or any combination of such securities. The applicable supplement will describe:

●	the terms of the units and of the warrants, debt securities and common stock comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

●	a description of the terms of any unit agreement governing the units;

●	if applicable, a discussion of any material United States Federal income tax considerations; and

●	a description of the provisions for the payment, settlement, transfer or exchange of the units.

Plan of Distribution

We are registering the offer and sale from time to time by us of our common stock, preferred stock, debt securities, warrants or units in one or more offerings.

We will receive proceeds from the issuance and sale of our common stock, preferred stock, debt securities, warrants or units. We will pay any underwriting discounts and commissions and expenses incurred by us in connection with the sale of securities by us.

We will bear all other costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq listing fees and fees and expenses of our counsel and our independent registered public accountants.

The securities to be offered and sold by us covered by this prospectus may be offered and sold from time to time.

Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. We reserve the right to accept and, together with its respective agents, to reject, any proposed purchase of securities to be made directly or through agents. We and any of its permitted transferees may sell their securities offered by this prospectus on any stock exchange, market or trading facility on which the securities are traded or in private transactions. If underwriters are used in the sale, such underwriters will acquire the shares for their own account. These sales may be at a fixed price or varying prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to prevailing market prices or at negotiated prices. The securities may be offered to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. The obligations of the underwriters to purchase the securities will be subject to certain conditions. The underwriters will be obligated to purchase all the securities offered if any of the securities are purchased.

We may use any one or more of the following methods when selling the securities offered by this prospectus:

●	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

●	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

●	block trades in which the broker-dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	an over-the-counter distribution in accordance with the rules of the Nasdaq;

●	through trading plans entered into by a selling securityholder pursuant to Rule 10b5-1 under the Exchange Act that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

●	to or through underwriters or broker-dealers;

●	in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices;

●	at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

●	directly to purchasers, including through a specific bidding, auction or other process or in privately negotiated transactions;

●	in options transactions;

●	through a combination of any of the above methods of sale; or

●	any other method permitted pursuant to applicable law.

There can be no assurance that we will sell all or any of the securities offered by this prospectus. In addition, we may also sell securities under Rule 144 under the Securities Act, if available, or in other transactions exempt from registration, rather than under this prospectus. We have the sole and absolute discretion not to accept any purchase offer or make any sale of securities if we or they deem the purchase price to be unsatisfactory at any particular time.

With respect to a particular offering of the securities by us, to the extent required, an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is part, will be prepared and will set forth the following information:

●	the specific securities to be offered and sold;

●	the names of the selling securityholders, if applicable;

●	the respective purchase prices and public offering prices, the proceeds to be received from the sale, if any, and other material terms of the offering;

●	settlement of short sales entered into after the date of this prospectus;

●	the names of any participating agents, broker-dealers or underwriters; and

●	any applicable commissions, discounts, concessions and other items constituting compensation from us.

In order to facilitate the offering of the securities, any underwriters or agents, as the case may be, involved in the offering of such securities may engage in transactions that stabilize, maintain or otherwise affect the price of our securities. Specifically, the underwriters or agents, as the case may be, may overallot in connection with the offering, creating a short position in our securities for their own account. In addition, to cover overallotments or to stabilize the price of our securities, the underwriters or agents, as the case may be, may bid for, and purchase, such securities in the open market. Finally, in any offering of securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allotted to an underwriter or a broker-dealer for distributing such securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. The underwriters or agents, as the case may be, are not required to engage in these activities, and may end any of these activities at any time.

We may solicit offers to purchase the securities directly from, and may sell such securities directly to, institutional investors or others. In this case, no underwriters or agents would be involved. The terms of any of those sales, including the terms of any bidding or auction process, if utilized, will be described in the applicable prospectus supplement.

It is possible that one or more underwriters may make a market in our securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for our securities. Our common stock is listed on the Nasdaq under the symbol “EOSE.”

We may authorize underwriters, broker-dealers or agents to solicit offers by certain purchasers to purchase the securities at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we pay for solicitation of these contracts.

In effecting sales, broker-dealers or agents engaged by us may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from us in amounts to be negotiated immediately prior to the sale.

If at the time of any offering made under this prospectus a member of FINRA participating in the offering has a “conflict of interest” as defined in FINRA Rule 5121 (“Rule 5121”), that offering will be conducted in accordance with the relevant provisions of Rule 5121.

Underwriters, broker-dealers or agents may facilitate the marketing of an offering online directly or through one of their affiliates. In those cases, prospective investors may view offering terms and a prospectus online and, depending upon the particular underwriter, broker-dealer or agent, place orders online or through their financial advisors.

The underwriters, broker-dealers and agents may engage in transactions with us, or perform services for us, in the ordinary course of business.

In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Agents, broker-dealers and underwriters may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents, broker-dealers or underwriters may be required to make in respect thereof.

Legal Matters

Davis Polk & Wardwell LLP has passed upon the validity of the securities of the Company offered by this prospectus.  Any underwriters, dealers or agents will be advised by their own legal counsel concerning matters relating to any offering.

Experts

The financial statements of Eos Energy Enterprises, Inc., incorporated by reference in this prospectus, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report. Such financial statements are incorporated by reference in reliance upon the report of such firm given their authority as experts in accounting and auditing.